UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

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Franklin Electric Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FRANKLIN ELECTRIC CO., INC.
400 East Spring Street
Bluffton, Indiana 46714

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 6, 2011 at 9:00 a.m., Eastern Time

To the Shareholders of
Franklin Electric Co., Inc.

The Annual Meeting of Shareholders of Franklin Electric Co., Inc. (the "Company"), an Indiana corporation, will be held at The Grand Wayne Convention Center, 120 West Jefferson Blvd., Fort Wayne, Indiana on Friday, May 6, 2011, at 9:00 a.m., Eastern Time. The purposes of the meeting are to:

1.	Elect David T. Brown, David A. Roberts, and Thomas R. VerHage as directors for terms expiring at the 2014 Annual Meeting of Shareholders;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year;

3.	Conduct an advisory vote on executive compensation;

4.	Conduct an advisory vote on the frequency of future votes on executive compensation;

5.	Transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 4, 2011 will be entitled to notice of and to vote at the Annual Meeting.

You are urged to vote your proxy whether or not you plan to attend the Annual Meeting. If you do attend, you may nevertheless vote in person which will revoke any previously executed proxy.

By order of the Board of Directors.

John J. Haines
Vice President, Chief Financial
Officer and Secretary

Bluffton, Indiana
March 23, 2011

FRANKLIN ELECTRIC CO., INC.

400 East Spring Street, Bluffton, Indiana 46714

______________________________

PROXY STATEMENT
______________________________

Annual Meeting of Shareholders to be Held on May 6, 2011

GENERAL INFORMATION

This Proxy Statement and the enclosed proxy are furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Franklin Electric Co., Inc. (the "Company"), 400 East Spring Street, Bluffton, Indiana, 46714 for use at the Annual Meeting of Shareholders to be held on May 6, 2011, or any adjournment or postponement thereof. Shareholders were sent Notice of the Annual Meeting, as well as information regarding how to access this Proxy Statement and the Company's 2010 Annual Report, including the financial statements contained therein, beginning on or about March 23, 2011.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Officers and employees of the Company, without additional compensation, may solicit proxies personally, by telephone, email, or by facsimile. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such entities for reasonable out-of-pocket expenses incurred by them in connection therewith.

NOTICE AND VOTING INSTRUCTIONS

Shareholders will receive a Notice Card with overview information regarding the availability of proxy materials over the internet. Shareholders who wish to receive a paper or email copy of the proxy materials must request one. There is no charge for requesting a copy. Requests can be made at the voting website, via telephone, or via email.

Voting by Internet: Use the internet link and control number provided to you on your Proxy Card. You may vote until 11:59 p.m., Eastern Time on May 5, 2011. You will need the control number provided on your Proxy Card to access the website.

Voting by Telephone: Call the toll-free telephone number provided on your Proxy Card. Telephone voting will be available until 11:59 p.m., Eastern Time on May 5, 2011. Detailed instructions will be provided during the call. The procedures are designed to authenticate votes cast by using the last 4 digits of a shareholder’s social security/taxpayer I.D. number.

Voting by Mail: Request a hardcopy of the proxy materials. Then complete the Proxy Card, date and sign it, and return it in the envelope provided. Shareholders may also vote their shares in person at the Annual Meeting.

Employees who are participants in the Company’s DISP (401(k)) plan will receive a notice and instructions by email or other method that cover the shares credited to their plan accounts.

If a shareholder does not specify the manner in which the proxy shall be voted, the shares represented thereby will be voted:

•	FOR the election of the nominees for director as set forth in this Proxy Statement;
•	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year;
•	FOR approval of the compensation of the Company’s named executive officers;
•	FOR “every three years” as the frequency for holding future votes on executive compensation; and
•	In accordance with the recommendations of management with respect to other matters that may properly come before the Annual Meeting.

A shareholder who has executed a proxy has the power to revoke it at any time before it is voted by (i) delivering written notice of such revocation to Mr. John J. Haines, Vice President, Chief Financial Officer and Secretary, 400 East Spring Street, Bluffton, Indiana 46714, (ii) executing and delivering a subsequently dated proxy by mail, or voting by telephone or through the internet at a later date, or (iii) attending the Annual Meeting and voting in person.

SHAREHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

The Board of Directors of the Company fixed the close of business on March 4, 2011, as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 65,000,000 shares of Common Stock, $.10 par value (the "Common Stock"), authorized, of which 23,356,176  shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of the shareholders of the Company. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted as votes cast on any matter submitted to shareholders. As a result, abstentions and broker non-votes will not have any effect on the voting results with respect to any of the matters scheduled to be submitted to shareholders at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the persons known by the Company to be the beneficial owners of more than five percent of the Company’s Common Stock as of March 4, 2011, unless otherwise noted. The nature of beneficial ownership is sole voting and investment power, unless otherwise noted.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class

Patricia Schaefer 5400 Deer Run Court Muncie, IN 47304	2,000,084	(1)	8.56

Diane D. Humphrey 2279 East 250 North Road Bluffton, IN 46714	1,770,070	(2)	7.58

BlackRock Inc. 40 East 52nd Street New York, NY 10022	1,232,490	(3)	5.27

(1) Pursuant to agreements with Ms. Schaefer, the Company has a right of first refusal with respect to 1,708,040 shares owned by Ms. Schaefer.
(2) Pursuant to agreements with Ms. Humphrey, the Company has a right of first refusal with respect to 1,596,720 shares owned by Ms. Humphrey.
(3) According to a Schedule 13G filed with the SEC, as of December 31, 2010, BlackRock Inc., has sole investment and voting power with respect to all shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of Common Stock beneficially owned by directors, nominees, each of the executive officers named in the "Summary Compensation Table" below, and all executive officers and directors as a group, as of March 4, 2011. The nature of beneficial ownership is sole voting and investment power, unless otherwise noted, except for restricted shares, with respect to which the holder has investment power only after the shares vest.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Jerome D. Brady	70,176(1)(2)	*
David T. Brown	0(2)	*
David A. Roberts	21,553(1)(2)	*
Thomas R. VerHage	0	*
David M. Wathen	2,249(2)	*
Howard B. Witt	45,012(1)	*
Thomas L. Young	16,353	*

John J. Haines	37,981 (1)(3)(5)	*
Peter-Christian Maske	144,107(1)(3)	*
Gregg C. Sengstack	283,536(1)(3)(4)(5)(6)	1.21
Robert J. Stone	108,916(1)(3)(5)(6)	*
R. Scott Trumbull	531,232(1)(2)(3)(5)(6)(7)	2.27
All directors and executive officers as a group	1,453,068(1)(2)(3)(4)(5)(6)(7)	6.22
* Less than 1 percent of class
(1) Includes shares issuable pursuant to stock options exercisable within 60 days after March 4, 2011 as follows: Mr. Brady, 36,000; Mr. Roberts, 8,000; Mr. Witt, 36,000; Mr. Haines; 20,946; Mr. Maske, 52,337; Mr. Sengstack, 105,037; Mr. Stone, 50,687; and Mr. Trumbull, 327,380.  All directors and executive officers as a group, 780,995.
(2) Does not include stock units credited, pursuant to the terms of the Non-Employee Directors’ Deferred Compensation Plan described under “Director Compensation,” to: Mr. Brady, 5,494; Mr. Brown, 14,030; Mr. Roberts, 1,180; Mr. Wathen, 17,781; and Mr. Trumbull, 1,959.
(3) Includes shares held by the 401(k) Plan Trustee as of December 31, 2010: Mr. Haines, 1,879; Mr. Maske, 2,481; Mr. Sengstack, 14,046; Mr. Stone 11,754; and Mr. Trumbull, 2,711. All executive officers as a group, 35,313.
(4) Includes restricted shares which vest three years after the grant date as follows: Mr. Sengstack, 4,000. All executive officers as a group, 8,000.
(5) Includes restricted shares which vest at the end of four years as follows: Mr. Haines, 15,156; Mr. Sengstack, 7,377; Mr. Stone, 7,311; and Mr. Trumbull, 26,064. All executive officers as a group, 71,254.
(6) Includes restricted shares which vest four years after the grant date, subject to the attainment of certain performance goals. If these goals are not attained, the shares will be forfeited, as described in “Executive Compensation – 2010 Outstanding Equity Awards at Fiscal Year - End Table.” These restricted shares are as follows: Mr. Sengstack, 2,300; Mr. Stone, 2,300; and Mr. Trumbull, 9,400. All executive officers as a group, 18,000.
(7) Includes 1,814 restricted shares awarded to Mr. Trumbull, which vest evenly over the next two years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers, and greater than 10 percent shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company and to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of these reports furnished to the Company and written representations that no other reports were required to be filed, the Company believes that its directors, officers and greater than 10 percent shareholders complied with all Section 16(a) filing requirements applicable to them during 2010, except that in February 2010, Mr. Davis filed a late Form 4 with respect to an option and award grant.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company's Amended and Restated By-laws provide that the Board of Directors shall consist of seven directors, divided into three classes of two or three directors each. Each year, the directors of one of the three classes are elected to serve terms of three years and until their successors have been elected and qualified. Three directors will be elected at the Annual Meeting this year. Directors are elected by the affirmative vote of a plurality of the shares voted (i.e., the three nominees who receive the most votes will be elected).

David T. Brown, David A. Roberts, and Thomas R. VerHage have been nominated to serve as directors of the Company for terms expiring in 2014. Messrs. Brown, Roberts, and VerHage are currently directors of the Company. Mr. VerHage was appointed by the Board of Directors to fill the unexpired term of Howard B. Witt, who retired from the Board in July 2010. The nominees have indicated their willingness to serve as directors if elected. If, however, any nominee is unwilling or unable to serve as a director, shares represented by the proxies will be voted for the election of another nominee proposed by the Board of Directors or the Board may reduce the number of directors to be elected at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE.

INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

Set forth below for the director nominees and continuing directors are their ages, year they first became a director, principal occupations and directorships for the past five years, and legal proceedings, if any, for the past ten years. With respect to each nominee or continuing director, we describe under the heading “Relevant Experience” the particular experience and other attributes that have led to the conclusion that the individual should serve on the Board of Directors of the Company.

Nominees for Directors with terms expiring in 2014
David T. Brown, Director of the Company	Age: 62
Director Since: 2008

Principal Occupation: Retired in 2007.
Formerly: President and Chief Executive Officer of Owens Corning, a world leader in building materials systems and glass fiber composites, from April 2002 until 2007; prior thereto, Executive Vice President and Chief Operating Officer from 2001 through 2002; prior thereto, Vice President and President, Insulating Systems Business from 1997 through 2000.

Directorships – Public Companies: BorgWarner, Inc.

Relevant Experience: Mr. Brown received his bachelor’s degree in economics from Purdue University. Mr. Brown adds to the Board his experience in a long career at Owens Corning, where he moved through the ranks from salesman to regional sales manager to chief operating officer and ultimately CEO where he led the company out of an asbestos related bankruptcy. In addition to his perspective as a successful CEO of a global manufacturer, he brings his experience on the Board of Borg Warner, Inc.

David A. Roberts, Director of the Company	Age: 63
Director Since: 2003

Principal Occupation: Chairman, President and Chief Executive Officer, Carlisle Companies Incorporated, a diversified global manufacturing company, since June 2007.
Formerly: Chairman, President and Chief Executive Officer, Graco, Inc., a manufacturer of fluid-handling equipment and systems, from June 2001 to June 2007.

Directorships – Public Companies: Arctic Cat; Carlisle Companies, Inc.; Graco Inc. (2001-2007)

Relevant Experience: Mr. Roberts received his bachelor’s degree in technology from Purdue University and his MBA from Indiana University. He brings to the Board his experience as CEO of two substantial publicly-held manufacturing companies, as well as other relevant private company board experience. His experience on the Board of the Company also helps give the Board a historical perspective in its deliberations.

Thomas R. VerHage, Director of the Company	Age: 58
Director Since: 2010

Principal Occupation: Vice President and Chief Financial Officer, Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts, since March 2004.
Formerly: Senior Partner, Deloitte & Touche, LLP, a major international accounting and consulting firm, from 2002 to 2004; prior thereto, Senior Partner, Arthur Andersen, LLP, a consulting and accounting firm, from 1976 to 2002.

Directorships – Public Companies: Hutchinson Technology, Inc.

Relevant Experience: Mr. VerHage received his bachelor’s degree in business administration and his MBA from the University of Wisconsin. Mr. VerHage adds to the Board his financial and accounting expertise from his experience as CFO of Donaldson Company, Inc. and his prior experience with two major public accounting firms. His background enables him to serve as an “audit committee financial expert.”

Directors with terms expiring in 2012
Jerome D. Brady, Director of the Company	Age: 67
Director Since: 1998

Principal Occupation: Retired in 2000.
Formerly: President and Chief Executive Officer of C&K Components, a manufacturer of electro-mechanical switches, from 1997-2000; prior thereto, President, CEO and Chairman of AM International, Inc., a manufacturer of printing equipment, from 1995-1997.

Directorships – Public Companies: Circor International, Inc.

Relevant Experience: Mr. Brady received his bachelor’s degree in economics from the University of Pennsylvania, Wharton School and his MBA in finance from the University of California at Los Angeles, Anderson School. Mr. Brady brings to the Board his experience as CEO of two publicly-held, global manufacturing companies, as well as other relevant private company board experience. His background enables him to serve as an “audit committee financial expert.” His experience on the Board of the Company also helps give the Board a historical perspective in its deliberations.

David M. Wathen, Director of the Company	Age: 58
Director Since: 2005

Principal Occupation: President and Chief Executive Officer of TriMas Corporation, a manufacturer of engineered products, since January 2009.
Formerly: President and Chief Executive Officer, Balfour Beatty, Inc. (U.S. Operations), an engineering, construction and building management services company, from 2002 - 2006; prior thereto, Operating partner, Questor Management Company, a performance improvement consulting firm, from 2000-2002; prior thereto, Group Executive/Corporate Officer, Eaton Corporation, a global technology leader in diversified power management solutions, from 1997-2000.

Relevant Experience: Mr. Wathen received his bachelor’s degree in mechanical engineering from Purdue University and his MBA from Saint Francis College. Mr. Wathen brings to the Board his experience as CEO of two companies and leadership positions in others, including over twenty years direct technical and general management experience in the same industry as the Company and direct experience managing electrical businesses serving pump OEMs and distributor channels similar to those served by the Company. His background enables him to serve as an “audit committee financial expert.” His experience on the Board of the Company also helps give the Board a historical perspective in its deliberations.

Directors with terms expiring in 2013
R. Scott Trumbull, Chairman of the Board and Chief Executive Officer of the Company	Age: 62
Director Since: 1998

Principal Occupation: Chairman of the Board and Chief Executive Officer of the Company since 2003.
Formerly: Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc., a global manufacturer of glass and plastic packaging products, from October 2001 to December 2002; prior thereto, Executive Vice President of International Operations & Corporate Development of Owens-Illinois, Inc. from 1993 to 2001.

Directorships – Public Companies: Health Care REIT

Relevant Experience: Mr. Trumbull received his bachelor’s degree in economics from Denison University and his MBA from Harvard Business School. His positions at Owens-Illinois gave him significant experience in leading both domestic and global manufacturing businesses. Prior to joining Franklin Electric’s board, Mr. Trumbull served as a board member of The Calphalon Corporation and presently serves on the board of another public company. His experience as a director of the Company since 1998, and as CEO since 2003, means that he brings a unique understanding of the Company’s markets and businesses to the Board’s deliberations.

Thomas L. Young, Director of the Company	Age: 67
Director Since: 2005

Principal Occupation: President, Titus Holdings Ltd., a private investment company, since 2005.
Formerly: Executive Vice President and Chief Financial Officer, Owens-Illinois, Inc., a global manufacturer of glass and plastic packaging products, from 2003 until retirement in 2005; Co-Chief Executive Officer from January 2004 to April 2004; prior thereto, Executive Vice President, Administration and General Counsel from 1993 through 2003.

Directorships – Public Companies: Owens-Illinois, Inc.

Relevant Experience: Mr. Young received his bachelor’s degree from St. John’s College and his JD with honors from Notre Dame Law School. Mr. Young’s background qualifies him to serve as an “audit committee financial expert.” He also brings to the Board extensive experience as an executive officer of a publicly traded manufacturing company, as well as experience from present and prior directorships. His experience on the Board of the Company also helps give the Board a historical perspective in its deliberations.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Director Independence

The Board of Directors of the Company has determined that each of the current directors, except for R. Scott Trumbull, Chairman of the Board and Chief Executive Officer of the Company, is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under the applicable rules adopted by The NASDAQ Stock Market, Inc. (“NASDAQ”). In making its independence determinations, the Board concluded that no director, other than Mr. Trumbull, has any relationship in the Company, except as a director and shareholder.

Board Leadership Structure and Risk Oversight

The Company is led by R. Scott Trumbull, who has served as Chairman of the Board and Chief Executive Officer since 2003. The Board consists of Mr. Trumbull and six independent directors. The Board has three standing committees – Audit, Management Organization and Compensation, and Corporate Governance. The Audit Committee is primarily responsible for risk oversight and the full board receives regular reports from the Audit Committee, management and officers regarding risk management. Each of the other two committees also considers risk as it falls within its area of responsibility. The Company does not have a lead director but the non-management directors meet in executive session at each board meeting with a rotating chair.

The Company has employed the same basic leadership structure of a combined chairman and CEO role for over ten years and believes this leadership structure has been and is effective for the Company. Having a combined chairman/CEO role provides the Company with a unified leadership structure that allows it to carry out strategic initiatives with an understanding of the risks involved in the Company’s businesses and their interrelationships. The chairman/CEO is a single individual who is seen by the Company’s customers, business partners, investors and shareholders as someone who provides strong leadership for the Company and is viewed as such in the industries in which the Company competes. The Company believes that the board committees, all of which are chaired by and consist of independent directors, and the full Board of Directors, provide effective oversight of the Company’s businesses and the risks involved in them.

Meetings

The Board held four regularly scheduled meetings during 2010. Each director attended at least 75 percent of the aggregate meetings of the Board and Board committees of which he was a member during the period that each served as a director. All directors who were members of the Board at that time attended the 2010 Annual Meeting of Shareholders.

Committees

Audit Committee. The members of the Audit Committee during 2010 were Jerome D. Brady (Chairman), David M. Wathen, and Thomas L. Young. In February 2011, Mr. Young moved to the Management Organization and Compensation Committee, and Thomas R. VerHage replaced him on the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under the applicable NASDAQ rules. The Board of Directors has adopted an Audit Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance,” that sets forth the duties and responsibilities of the Audit Committee. Under its charter, the Audit Committee appoints the Company’s independent registered public accounting firm and assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s financial information, the Company’s system of internal control, the Company’s processes for monitoring compliance with laws and regulations, and the Company’s audit process. It is the general responsibility of the Audit Committee to advise and make recommendations to the Board of Directors in all matters regarding the Company’s accounting methods and internal control procedures. The Audit Committee held four meetings in 2010.

The Audit Committee is also responsible for the review, approval, or ratification of transactions between the Company and “related persons.” The Audit Committee reviews information compiled in response to the Directors’ and Officers’ Questionnaires or otherwise developed by the Company with respect to any transactions with the Company in which any director, executive officer, 5% beneficial holder, or any member of his or her immediate family, has a direct or indirect material interest that would require disclosure under applicable SEC regulations. In 2010, there was one such transaction. On December 14, 2010, the Company repurchased 68,587 shares of its common stock from Ms. Diane Humphrey pursuant to a right of first refusal. Under the relevant agreement, the price was set at the average of the highest and lowest closing prices over the prior 20 trading days.

The Company’s board of directors has determined that Jerome D. Brady, Thomas R. VerHage, Thomas L. Young, and David M. Wathen, the Audit Committee members, are “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation’s S-K of the Exchange Act, and are “independent” under the applicable NASDAQ rules.

Management Organization and Compensation Committee. The members of the Management Organization and Compensation Committee (the "Compensation Committee") during 2010 were David A. Roberts (Chairman), David T. Brown and Thomas R. VerHage. In February 2011, Mr. VerHage moved to the Audit Committee and Thomas L. Young replaced him on the Compensation Committee. The Compensation Committee held seven meetings in 2010. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under applicable NASDAQ rules. The Board of Directors has adopted a Compensation Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance,” that sets forth the duties and responsibilities of the Compensation Committee. Under its charter, the Compensation Committee recommends to the Board of Directors the annual salary and bonus for the chief executive officer, determines and approves the equity awards for the chief executive officer and the annual salary, bonus and equity awards of the other executive officers of the Company; reviews and submits to the Board of Directors recommendations concerning stock plans; periodically reviews the Company's policies in the area of management benefits; and oversees the Company's management development and organization structure.  As part of its oversight responsibilities, the Compensation Committee evaluated the risks arising from the Company’s compensation policies and practices, with the assistance of the Compensation Consultant.  The Committee considered, among other factors, the design of the incentive compensation programs, which are closely linked to corporate performance and capped, the mix of long- and short-term compensation, the distribution of compensation as between equity and cash, and other factors that mitigate risk.  The Committee concluded that the Company’s compensation policies and practices do not involve undue risk.

In accordance with the authority under its charter to engage outside consultants, the Compensation Committee used Hewitt Associates, LLC (“Hewitt”) to advise the Compensation Committee with respect to the executive compensation program up until February 2010. In February 2010 Hewitt spun off a portion of its executive compensation practice into a separate, independent entity named Meridian Compensation Partners, LLC (“Meridian”). The Compensation Committee continued to work with individuals who joined Meridian to make compensation decisions and engaged Meridian for 2010 and 2011. Hewitt’s fees related to providing compensation advice to the Compensation Committee during January 2010 were approximately $27,000. Hewitt’s fees related to other services (primarily actuarial) provided to the Company during 2010 were approximately $336,000. The decision to retain Hewitt for these other services was made by Company management and also the Company’s Employee Benefits Committee.

Corporate Governance Committee. The current members of the Corporate Governance Committee (the “Governance Committee”) are David M. Wathen (Chairman), David T. Brown, David A. Roberts, and Thomas L. Young. The Board of Directors has determined that each member of the Governance Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under applicable NASDAQ rules. The Board of Directors has adopted a Governance Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance,” that sets forth the duties and responsibilities of the Governance Committee. Under its charter, the Governance Committee reviews the size of the Company’s Board of Directors and committee structure and recommends appointments to the Board and the Board Committees; reviews and recommends to the Board of Directors the compensation of non-employee directors, including awards to non-employee directors under the Company’s equity based and compensation plans; and develops and recommends to the Board corporate governance guidelines deemed necessary for the Company. The Governance Committee held three meetings in 2010.

Director Nomination Process

The Governance Committee is also responsible for identifying and recommending to the Board candidates for director. The Governance Committee considers diversity when identifying candidates for directorships. Although the Company does not have a written policy regarding diversity, the Governance Committee seeks to identify persons from various backgrounds and with a variety of life experiences who have a reputation for and a record of integrity and good business judgment and the willingness to make an appropriate time commitment. The Governance Committee also considers whether a person has experience in a highly responsible position in a profession or industry relevant to the conduct of the Company’s business. The Governance Committee takes into account the current composition of the Board and the extent to which a person’s particular expertise, experience and ability will complement the expertise and experience of other directors. Candidates for director should also be free of conflicts of interest or relationships that may interfere with the performance of their duties. Based on its evaluation and consideration, the Governance Committee submits its recommendation for director candidates to the full Board of Directors, which is then responsible for selecting the candidates to be elected by the shareholders. The Governance Committee evaluates its success in achieving these goals for Board composition from time to time, particularly when considering Board succession and candidates to fill vacancies.

The Governance Committee will consider as candidates for director persons recommended or nominated by shareholders. Shareholders may recommend candidates for director by writing to the Secretary of the Company at the address listed below under “Other Corporate Governance Matters.” Nominations of directors may be made by any shareholder entitled to vote in the election of directors, provided that written notice of intent to make a nomination is given to the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice must set forth (i) information regarding the proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) the consent of such nominee to serve as a director of the Company if so elected.

Other Corporate Governance Matters

The Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance,” that provide, among other things that the Company’s independent directors will meet in executive session, outside the presence of the non-independent directors and management, at least twice a year. In 2010, the independent directors met in executive session four times.

Anyone may contact the Board of Directors, any Board Committee, any independent director or any other director by writing to the Secretary of the Company as follows:

Franklin Electric Co., Inc.
Attention:  [Board of Directors], [Board Committee], [Board Member]
c/o Corporate Secretary
Franklin Electric Co., Inc.
400 E. Spring Street
Bluffton, IN  46714

The independent directors of the Board have approved a process for collecting, organizing and responding to written shareholder communications addressed to the Board, Board Committees or individual directors.

Copies of the Company’s corporate governance documents, including the Board Committee charters and the Corporate Governance Guidelines are available upon written request to the Secretary of the Company at the address listed above.

In compliance with Section 406 of the Sarbanes-Oxley Act of 2002, the Company has adopted a code of business conduct and ethics for its directors, principal financial officer, controller, principal executive officer, and other employees. The Company has posted its code of ethics on the Company’s website at www.franklin-electric.com. The Company will disclose any amendments to the Code and any waivers from the Code for directors and executive officers by posting such information on its website.

MANAGEMENT ORGANIZATION AND
COMPENSATION COMMITTEE REPORT

The Management Organization and Compensation Committee of the Board of Directors hereby furnishes the following report to the shareholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Management Organization and Compensation Committee states that it has reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this proxy statement.

Based upon this review and discussion, the Management Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted on behalf of the members of the Management Organization and Compensation Committee.

David A. Roberts (Chairman)
David T. Brown
Thomas L. Young

COMPENSATION DISCUSSION AND ANALYSIS

Management Organization and Compensation Committee
The Management Organization and Compensation Committee of the Board of Directors (the “Committee”), consisting  entirely of independent directors, has the responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program and providing input to the Board with respect to management development and succession planning. The role of the Committee is to oversee, on behalf of the Board and for the benefit of the Company and its shareholders, the Company’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to all executive officers, including the CEO) and review all other compensation decisions relating to the executive officers of the Company, and approve these decisions for all executive officers (other than the CEO, whose non-equity compensation is approved by the Board). In addition, the Committee (i) reviews the Company’s organization structure, (ii) reviews the recruitment of key employees and management’s development plans for key employees, (iii) makes recommendations to the Board with respect to the CEO succession plan, and (iv) reviews compensation risk to determine whether the compensation policies and practices are reasonably likely to have a material adverse effect on the Company.  See “Information about the Board and Its Committees – Committees – Management Organization and Compensation Committee.”  The Committee meets a minimum of three times annually to review executive compensation programs, approve compensation levels and performance targets, approve final executive bonus distributions and review management performance, development and succession.

Compensation Philosophy and Pay Objectives
The Company and the Committee believe that compensation paid to executive officers, including the executive officers named in the Summary Compensation Table of this Proxy Statement (the “named executive officers”), should be aligned with the strategy and performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to the Company’s long-term success. Compensation should be structured to ensure that a significant portion of the executive’s compensation opportunities will be directly related to Company performance and other factors that directly and indirectly influence shareholder value.  The Committee encourages superior short-term performance through the use of annual cash incentive awards and superior long-term performance through equity incentive awards.  For the Company’s CEO and CFO, the cash incentive compensation is designed to reward Company-wide performance by tying the great majority of their cash incentive awards to financial goals such as return on net assets or net invested capital and earnings per share with the balance linked to specific operational goals.  For other executive officers, the cash incentive compensation is weighted to reward most heavily the achievement of specific operational goals within areas under their control, although Company-wide performance is still an important factor. Stock-based compensation has generally consisted of stock options and restricted stock, with the majority of the awards in the form of stock options, to create a strong link to shareholder value creation. The Company also provides retirement benefits for its executive officers and, under certain circumstances described below, severance benefits.

Historically, the Committee generally has set executive pay opportunities based on a number of factors including individual performance, market competitive pay data, experience level of the executive, and other factors deemed appropriate by the Committee. Subject to the factors set forth above, the Committee used the following pay objectives as a guide in assessing competitiveness of pay opportunities at a peer group of companies in 2009 for pay decisions beginning in 2010:

Pay Component	Targeted Pay Objectives
Base Salary	Approximately the 50th percentile
Annual Bonus Opportunity	Between the 60th and 65th percentiles
Long-Term Incentives	Between the 60th and 65th percentiles

For years following 2010, the Committee has decided to simplify the targeted pay objective for both the annual bonus opportunity and long-term incentives by expressing it as “approximately the 65th percentile.”

Role of Management in Compensation Decisions
The Committee makes equity compensation decisions with respect to the CEO and all compensation decisions with respect to all other executive officers of the Company. The Committee recommends to the Board of Directors, for its review and approval, the annual salary and annual incentive compensation for the CEO.

The CEO reviews the performance of executive officers and makes recommendations to the Committee with respect to the compensation, including annual salary adjustments, short-term incentive opportunities and payments, and grants of long-term incentive awards, of the executives other than the CEO, including the named executive officers. The Committee approves the compensation of these executives after considering the CEO’s input and recommendations and its judgment of each executive’s performance during the period.

The Committee and the CEO also discuss the financial metrics to be used to measure the performance of the business units and the Company, taking into account the strategic goals of the Company and input from the CFO. The CEO also describes the individual personal goals and strategic initiatives set by him for each executive, to determine the extent to which these individual performance targets for the previous year have been achieved.

Although the CEO regularly attends Committee meetings, he is present only by invitation of the Committee and has no independent right to attend such meetings. In fiscal 2010, the CEO attended all of the Committee meetings, but he did not participate in the executive sessions of the Committee in which his own compensation was discussed.

Role of Compensation Consultant in Compensation Decisions
The Committee utilizes the Company’s Human Resource Department and has the authority under its charter to engage the services of outside consultants to assist the Committee. In accordance with this authority, the Committee in 2010 engaged the services of Meridian Compensation Partners, LLC (“Meridian”) an independent executive compensation consulting firm, to conduct reviews of its total compensation program for the CEO and other executive officers and to provide advice to the Committee in the design and implementation of its executive compensation program. Meridian was formed in February 2010 when Hewitt Associates, LLC (“Hewitt”) spun-off a portion of its executive compensation practice. In 2009 and prior to the Meridian spin-off in 2010, Hewitt was engaged as the Committee’s executive compensation consultant. Hewitt and Meridian are collectively referred to as the “Compensation Consultant” where appropriate.

A representative from Meridian is typically invited by the Committee to attend its meetings. During 2010, Meridian attended all seven of the Committee’s meetings in person or by telephone. In the course of fulfilling its consulting responsibilities, representatives of Meridian regularly communicate with the Chairman of the Committee outside of regular Committee meetings. Representatives of Meridian meet with the Committee in executive sessions at most meetings. Meridian also meets with management from time to time to gather information and to review proposals that management may make to the Committee.

Peer Group Benchmarking
In late 2009, the Committee commissioned the Compensation Consultant to provide an updated pay study to be used for decisions related to 2010 compensation. As part of this process, the Committee reviewed the peer groups used historically and determined to utilize one custom peer group (the “Fiscal 2010 Peer Group”) for all executive officers. The Compensation Consultant provided a list of potential peer group companies for the Committee to consider. Based on a review of these companies, the Committee approved the 33-company peer group listed below. The peer group companies are primarily engaged in manufacturing, are publicly traded, and had annual revenue between $280 million and $2.6 billion. Due to the differences in size among the companies in the Fiscal 2010 Peer Group, a form of regression analysis was used in the study to adjust the survey results based on Company revenue as compared to revenue of other companies in the peer group and each executive’s level of responsibility as compared to executives in comparable positions in the Fiscal 2010 Peer Group.

The companies in the Fiscal 2010 Peer Group are:

AMCOL International Corporation	Matthews International Corporation
Ameron International Corporation	Mueller Water Products, Inc.
Badger Meter, Inc.	Neenah Paper, Inc.
Baldor Electric Company	Nordson Corporation
Ceradyne, Inc.	Orbital Sciences Corporation
Clean Harbors, Inc.	Otter Tail Corporation
Crane Co.	Pike Electric Corporation
Curtiss-Wright Corporation	Robbins & Myers, Inc.
Eagle Materials Inc.	Sauer-Danfoss Inc.
ESCO Technologies Inc.	Simpson Manufacturing Co., Inc.
Esterline Technologies Corporation	Tecumseh Products Company
Global Industries, Ltd.	Valmont Industries, Inc.
Graco Inc.	Waste Connections, Inc.
GrafTech International Ltd.	Walters Corporation
H&E Equipment Services, Inc.	Watts Water Technologies, Inc.
IDEX Corporation	Woodward Governor Company
Kaman Corporation

Setting Executive Compensation
The Company compensates its executives through programs that emphasize performance-based compensation. For the executive officers, including the named executive officers, the compensation package for 2010 included base salary, an annual cash incentive opportunity, and an annual long-term incentive opportunity in the form of stock options and restricted stock. Base salary is intended to provide a certain level of fixed compensation commensurate with an executive’s position, responsibilities, and contributions to the Company. The Company has structured annual and long-term incentive compensation to motivate executives to achieve the business goals set by the Company, to tie executives’ long-term interests to those of the Company’s shareholders, to reward the executives for achieving such goals, and to provide a retention incentive.

The mix of compensation among base salary, annual bonus opportunity and long-term incentives is a result of the compensation philosophy and, more specifically, the targeted pay objective for each component of pay.  This approach results in the compensation of those senior management members having the greatest ability to influence the Company’s performance being predominantly performance based, which the Committee believes is appropriate.  Additionally, after setting each separate component, the Committee reviews the total compensation package of each named executive officer to assess the level of total target compensation opportunity provided in relation to the competitive range of market practice and may make adjustments to one or more components of pay based on this assessment.

The following table relates total compensation (the sum of base salary, annual bonus opportunity and long-term incentives) for the named executive officers in 2010 to targeted compensation, using targets of the 50th percentile for base compensation and the 65th percentile for annual bonus opportunity and long-term incentives:

Named Executive Officer	2010 Targeted Total Compensation1	Percentage Points Above or Below the Targeted Philosophy2
R. Scott Trumbull	$2,055,888	-8.1%
John J. Haines	693,598	-15.7%
Gregg C. Sengstack	799,518	+4.1%
Robert J. Stone	760,787	-7.0%
Peter-Christian Maske	686,829	+17.4%

1  Based on base salaries effective June 1, 2010, plus target annual bonus opportunity and economic value of long-term incentives.
2  Based on 50th percentile for base salary and 65th percentile for annual bonus and long-term incentive opportunity.

Based on the 2009 market data provided by the Compensation Consultant, total compensation for the named executive officers was, on an aggregate basis, 4.4% below the targeted level of total compensation for executives in comparable positions at the companies in the Fiscal 2010 Peer Group.  Targeted total compensation for named executive officers, excluding Mr. Maske, was 7.2% below the targeted level of total compensation for the peer group executives.  The Committee’s actions for 2010 with respect to specific components of the compensation of named executive officers were taken with the overall goal of narrowing the gap between targeted total compensation and targeted compensation for individuals and the group of continuing officers.

The following sections discuss the individual elements of the Company’s compensation program, including the changes made for fiscal year 2010.

Base Salary
The Company pays its executives fixed annual salaries, which provide a degree of financial stability and are intended to reflect the competitive marketplace and help attract and retain quality executives. In determining 2010 base salary for each executive, the Committee took into account the targeted annual salary objective for the position based on the results of the pay study performed in December 2009 and assessed the responsibilities associated with the position, individual contribution and performance, skill set, prior experience, and external pressures to attract and retain talent.  The Committee also took into consideration the fact that the named executive officers, other than Mr. Sengstack in connection with his increased responsibilities, had not received base salary increases during 2009 due to economic conditions as recommended by the CEO and approved by the Committee.

Based on these factors, the Committee made the base salary adjustments shown in the table below for the named executive officers effective June 1, 2010. The table also shows the relationship of the resulting salaries to the 50th percentile of salaries paid to executives in comparable positions in the Fiscal 2010 Peer Group.  Based on the 2009 market data provided by the Compensation Consultant, the base salaries of the named executive officers that were effective as of June 1, 2010 were, on an aggregate basis, 4.7% above the 50th percentile of salaries paid to executives in comparable positions at the companies in the Fiscal 2010 Peer Group.

Named Executive Officer	2009 Base Salary	2010 Base Salary1	% Change	Percentage Points Above or Below 50th Percentile (2010 Base Salary)
R. Scott Trumbull	$637,500	$657,000	3.1%	+1.6%
John J. Haines2	$250,000	$275,000	10.0%	-7.5%
Gregg C. Sengstack	$312,000	$321,400	3.0%	+4.1%
Robert J. Stone	$286,500	$300,000	4.7%	-6.8%
Peter-Christian Maske3	$379,952	$359,898	0.0%	+42.2%
1 Effective June 1, 2010.
2 Mr. Haines’ base salary increase included an adjustment to bring his base salary more in line with market.
3 Mr. Maske did not receive a base salary adjustment for 2010 as a result of his pending retirement. His base salary of 271,724 Euros was converted at 1.3983 and 1.3245 for 2009 and 2010 respectively. Because Mr. Maske is paid in Euros, comparisons to the Fiscal 2010 Peer Group are affected by the strength of the Euro relative to the U.S. Dollar. The base salaries of the named executive officers other than Mr. Maske were, on an aggregate basis, 1.3% below the 50th percentile.

Effective January 2, 2011, the Committee increased Mr. Haines’ base salary to $300,000 and Mr. Stone’s salary to $315,000 in order to bring these salaries more in line with market.

Annual Cash Incentive Award
The executive officers of the Company are eligible to participate in the Executive Officer Annual Incentive Cash Bonus Program (the “Annual Bonus Plan”). The Annual Bonus Plan is designed to motivate and reward participants for achieving or exceeding financial and individual goals that support the overall business objectives and strategic direction of the Company.

In 2010, the Board adopted the Management Incentive Plan (MIP) which the shareholders approved at the Company’s Annual Meeting on April 30, 2010.  The MIP is intended to work in connection with the Annual Bonus Plan, and its effect is to allow the Committee to set a performance-based ceiling on the bonuses paid under the Annual Bonus Plan so that they meet the deductibility requirements of Section 162(m) of the Internal Revenue Code.  For 2010, the MIP covers Messrs. Trumbull, Sengstack, Stone and Maske (as CFO, Mr.  Haines is not subject to Code Section 162(m)).  For 2010, the Committee established Company operating income before restructuring charges as a performance goal under the MIP and a bonus pool equal to 15% of operating income, with Mr. Trumbull eligible for a bonus opportunity of 40% of the bonus pool and each of the other three participants eligible for a bonus opportunity of 20% of the bonus pool.  As discussed below, the Committee also established performance criteria for each participant pursuant to the Annual Bonus Plan and exercised its discretion to adjust the bonus pool amounts on the basis of achievement of the Annual Bonus Plan criteria.

The Committee also implemented certain modifications to the Annual Bonus Plan, effective for 2010, to: (i) more closely align the goals and objectives with the Company’s operating strategy, and (ii) provide a market competitive design structure. These 2010 modifications include:

•
The addition of a strategic/individual goal component for Mr. Trumbull that represents 10% of his target bonus opportunity, which had previously been based 100% on Company financial metrics.  The strategic/individual goal was added to insure Mr. Trumbull was focused on the strategic objectives of the Company as well as the annual financial goals.

•	An increase in the target bonus opportunity for Mr. Stone from 67.5% of base salary to 75% of base salary to reflect the additional responsibilities he assumed in 2010.

•	The threshold level of performance required for performance measures other than strategic objectives before any bonus payout is earned was increased from 70% (in 2009) to 80% (for 2010).

•
The maximum bonus opportunity for all named executive officers was increased to 200% of each named executive officer’s target bonus opportunity for performance attainment of 120% or more of target level performance.  In 2009, the maximum bonus opportunity was 150% of target for the CEO and 110% for other named executive officers.

•	The use of corporate return on invested capital rather than corporate return on net assets (used in 2009) as one of the primary corporate financial metrics.

Historically, the target annual cash incentive opportunity for the CEO under the Annual Bonus Plan was set at 100% of base salary and the target annual incentive opportunity for each named executive officer other than the CEO has been established at a common percentage of base salary (67.5%), with consideration given to the competitive market data provided by the Compensation Consultant. The Committee purposely set the target bonus opportunities at a common percentage of base salary for each named executive officer (other than the CEO) to provide an added element of flexibility so that the executives at this level can be moved into different roles without creating an incentive compensation issue. In its year-end review of annual cash incentive awards for 2009 the Committee increased the target bonus opportunity for Mr. Sengstack to 75% of base salary in light of the additional responsibilities he assumed early in the year. Similarly, for 2010, the Committee increased the target bonus opportunity for Mr. Stone to 75% of base salary to recognize the increased level of responsibilities assumed by Mr. Stone.  The table below shows the target annual bonus opportunities for each of the named executive officers for 2010, and shows the relationship of the target opportunity to the 65th percentile of executives in comparable positions in the Fiscal 2010 Peer Group.  All targets use the amount actually paid to the executive as salary for the year.

Named Executive Officer	2010 Target Bonus Opportunity (as a % of Base Salary)	2010 Target Bonus Opportunity (in dollars)	Percentage Points Above or Below 65th Percentile Target Opportunity
R. Scott Trumbull	100.0%	$648,888	+7.2%
John J. Haines	67.5%	$178,598	+4.3%
Gregg C. Sengstack	75.0%	$238,118	+21.3%
Robert J. Stone	75.0%	$220,787	+4.2%
Peter-Christian Maske	67.5%	$242,931	+86.7%

Based on the market data provided by the Compensation Consultant at the end of 2009, the target level of annual bonus opportunity (in dollars) for the named executive officers, collectively, for 2010 was, on an aggregate basis, 16.3% above the 65th percentile of the annual bonus opportunity for executives in comparable positions at companies in the Fiscal 2010 Peer Group.  The target level for all named executive officers except Mr. Maske, in the aggregate, was 8.6% above the 65th percentile.

A threshold level of performance is also established for performance measures other than strategic objectives, below which no bonus is earned. For the 2010 bonus awards, the performance threshold was set at 80% of the target performance level. Payouts for threshold level performance were set at 33% of target. For every one percent that performance exceeds the threshold level, the actual payout level increases 3.35% up to the target level (i.e., 100% target payout) and for every 1.0% that performance exceeds the target level, the actual payout increases 5.0% up to the maximum performance level (i.e., two times the payout at target).  Payouts with respect to strategic objectives are made in proportion to the Committee’s evaluation of performance.

Under the Annual Bonus Plan for 2010, the Committee, at the beginning of the year, approved the annual incentive cash bonus opportunity for the executive officers taking into account certain financial performance targets for the Company and the individual’s strategic objectives. The overall corporate financial performance targets for the CEO and the CFO in 2010 were corporate return on invested capital and earnings per share. The Committee selected return on invested capital for 2010 (instead of return on net assets, which was used in 2009) due to the belief that it is a primary and consistent measure that many of the Company’s shareholders use to evaluate performance and compare the Company to its peer group. In addition, the CFO had a portion of his target annual bonus based on fixed cost management. For the business unit leaders, financial performance targets for 2010 included corporate earnings per share, corporate return on invested capital, and operating income before restructuring expenses (Operating Income or OI) for the relevant business units. Also, a portion of the target annual bonus for the business unit leaders included either inventory turns or fixed cost management or both, in order to provide a continued incentive to control inventory and focus on cash generation through working capital improvements.

For each of the named executive officers, a portion of the annual bonus award is linked to individual strategic business objectives agreed to between the executive and the CEO (for the executives other than the CEO) and between the Committee and the CEO (for the CEO). A portion of the 2010 individual goals for the named executive officers were related to strategic initiatives as follows:

Mr. Trumbull: Implementation of new organizational structure for business units, expansion of continuous improvement initiatives across the Company, implementation of a process to effectively utilize profitability data and development of management succession.

Mr. Haines: Support for the integration of new business unit organization structure, expansion of continuous improvement initiatives across the Company and advancement of operational excellence by improving profitability and return on investment.

Mr. Sengstack: New product development initiatives, identification and implementation of geographic expansion opportunities and implementation of organizational changes.

Mr. Stone: Continued implementation of improved manufacturing processes, expansion of geographic and product markets, identification of potential business expansion opportunities, enhancement of product development processes and improvement in operating margins.

Mr. Maske: Identification of potential business and geographic expansion opportunities and continued focus on product innovation.

 These measures were aligned with the goals of the overall corporate short-term and long-term strategies. Focusing on and achieving these goals would help drive the Company’s overall success. The goals, when set, were thought to be achievable but would require considerable effort on the part of each executive to achieve.The performance goals, and the relative percentage of salary assigned to each performance goal, were as follows:

Performance Measure	R. Scott Trumbull	John J. Haines	Gregg C. Sengstack	Robert J. Stone	Peter-Christian Maske
Return on Invested Capital	40%	27.0%	15.0%	15.0%	13.5%
Earnings Per Share	50%	27.0%	15.0%	15.0%	13.5%
Business Unit Operating Income	---	---	22.5%	30.0%	27.0%
Inventory Turns	---	---	7.5%	---	6.75%
Fixed Costs	---	6.75%	7.5%	7.5%	---
Strategic Objectives	10%	6.75%	7.5%	7.5%	6.75%
Total Target Bonus Level	100%	67.5%	75.0%	75.0%	67.5%

The chart below sets forth (i) the threshold, target and maximum levels for 2010, and the actual level of attainment, for the return on invested capital and earnings per share goals; and (ii) for all five performance goals, the percentage at which target was attained. The performance goals were established without regard to the impact of restructuring charges and other one-time charges. Accordingly, in determining the attainment level of the 2010 performance goals, the following were excluded: gain on the sale of a building (decreased operating income by $1.2 million); legal settlement costs (increased operating income by $4.3 million); and income and costs associated with acquisitions (net increase in operating income of $.2 million).  The “Actual” results shown in the table reflect these adjustments where relevant.

The Company does not publicly report operating income by business units below the operating segment level given the size of the business units as compared to its competitors and given the potential for competitive harm. The operating income goals were set at the beginning of 2010 and the Committee believed at the time that it would require a high degree of execution of the 2010 business plan in order to attain these goals.

	Threshold	Target	Maximum	Actual	% of Attainment of Target
Return on Invested Capital	10.24%	12.80%	15.36%	16.10%	126.0%
Earnings Per Share	$1.24	$1.55	$1.86	$1.88	121.4%
Business Unit OI	—	—	—	—	107% to 116%
Inventory Turns • Sengstack • Maske	2.72x 2.64x	3.4x 3.3x	4.08x 3.96x	3.25x 3.26x	95.6% 98.8%
Fixed Costs (In millions) • Haines • Sengstack • Stone	$42.84 $95.04 $76.56	$35.70 $79.20 $63.80	$28.56 $63.36 $51.04	$35.80 $79.80 $64.90	99.7% 99.3% 98.3%

A prorated percentage is paid for performance between the threshold and target levels and the target and maximum levels. The percentage of attainment of target results for the business unit OI goals represents the range of results for the various business units.

The CEO determined the extent to which the other named executive officers attained their individual strategic goals, which were reviewed and approved by the Committee. The Committee reviewed the CEO’s individual strategic goals and determined the level of performance attained. In 2010, Mr. Maske and Mr. Stone achieved their individual performance goals at 100%, and Mr. Trumbull, Mr. Haines and Mr. Sengstack achieved their individual performance goals at 90%.

Based on the results summarized above, the following table sets forth the actual bonus payouts for each named executive officer as a percentage of his target opportunity.

Executive	Payout Percentage (% of Target)
R. Scott Trumbull	189.0%
John J. Haines	178.9%
Gregg C. Sengstack	148.3%
Robert J. Stone	171.7%
Peter-Christian Maske	161.1%

For additional information about the specific awards made to the named executive officers for 2010 pursuant to the above criteria, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term  Incentive Compensation
The Committee grants equity incentives to its executive officers to more closely align the executives’ compensation with the return received by the Company’s shareholders, to offer an incentive for long-term performance, to provide a retention incentive and to encourage stock ownership. For 2010, the Committee determined to deliver long-term incentives through a combination of nonqualified stock options and shares of restricted stock, representing a change from the 2009 grant that used solely stock options. The rationale for the introduction of restricted stock was (i) to include an additional element of retention and (ii) to help manage and potentially extend the life of the remaining shareholder approved pool of shares.

Historically, the Committee determined the economic value of equity grants made to each named executive officer based on a stated percentage of base salary.  The Committee modified its approach for 2010 equity awards after reviewing the market data provided by the Compensation Consultant at the end of 2009, which indicated that each of the named executive officer’s long-term compensation (except for Mr. Maske) was significantly below the 65th percentile of similarly situated executives at the peer companies. Therefore, the Committee determined to provide increases in economic value to each named executive officer (other than Mr. Maske, in view of his pending retirement) in order to provide a market competitive opportunity. The Committee determined to bring Mr. Trumbull and Mr. Haines within a competitive range of market over a two-year period. The following table summarizes the targeted economic value for 2010 for each named executive officer and the comparison to the market data.

Named Executive Officer	Targeted Economic Value for 2010		Percentage Points Above or Below 65th Percentile
R. Scott Trumbull	$750,000	1	-23.8%
John J. Haines	$240,000		-32.3%
Gregg C. Sengstack	$240,000		-8.7%
Robert J. Stone	$240,000		-15.6%
Peter-Christian Maske	$87,000		N/A	2
1 Does not include the special restricted stock grant made to Mr. Trumbull in 2010 to compensate him for the 10,314 stock options that were not awarded to him in 2009 due to plan limitations.
2 Mr. Maske’s economic value was set in contemplation of his pending retirement.

Based on a review of market data and input from the Compensation Consultant, the Committee determined to deliver the targeted economic value as follows: 60% in the form of stock options and 40% in the form of restricted stock. Based on the Company’s objectives of increasing shareholder value, the Committee chose to grant stock options for a portion of the awards to focus executives on increasing shareholder value. With stock options, the executive will only realize value if the stock price increases. The Committee chose to use restricted stock in order to provide a retention incentive and extend the life of the pool of available shares used for compensation purposes.

In 2009, the CEO received a reduced number of stock options due to the terms of the Franklin Electric Co., Inc. Stock Plan (the “Stock Plan”) that limit the number of stock options that may be granted to any one participant in any calendar year to 100,000 options. To compensate him for the 10,314 stock options that were not awarded in 2009, the Committee approved the grant of 3,627 restricted shares in 2010 that vest as follows: 25% of the award vested upon grant with the balance vesting annually over a three-year period (one-third per year).

Equity grants are typically made on an annual basis at the Committee’s meeting following the public release of the Company’s fiscal year-end results. Stock options are valued as of the date of grant using a modified Black-Scholes methodology. They have an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant and vest over four years, at 25% per year. Restricted stock is valued using a valuation methodology used by the Compensation Consultant taking into account the fair market value on the date of grant adjusted to reflect the vesting provisions of the award. The restricted stock vests 100% on the fourth anniversary of the grant date. For additional information about the material terms of these awards, see the narrative disclosure under the Summary Compensation Table.

Stock Ownership Guidelines
In December 2006, the Board of Directors approved stock ownership guidelines for the executives of the Company, pursuant to which executives are required to maintain direct ownership in the Company’s common stock in amounts as follows:

•	CEO: five times annual base salary.
•	Senior Vice Presidents: three times annual base salary.
•	Corporate Vice Presidents: one times annual base salary.

An individual has five years to comply with these guidelines. Stock options do not count toward these guidelines. All shares held directly or beneficially, including shares of restricted stock, shares of stock acquired upon exercise of stock options, and shares credited under the Company’s Directed Investment Salary Plan (the 401(k) Plan, or “DISP”) and Employee Stock Ownership Plan (as of August 5, 2010 this plan was consolidated into the DISP), count toward these guidelines. All executive officers either meet or exceed these stock ownership guidelines, or are on track to meet them within the five-year period.

Retirement Plans
The Company has defined benefit pension plans and defined contribution retirement plans in which certain of the named executive officers currently participate.

Basic Retirement Plan

The Basic Retirement Plan is a tax-qualified plan that generally covers employees in the U.S. Under the Basic Retirement Plan, a participant retiring at age 65 is eligible to receive a monthly single life annuity equal to his credited service times a flat dollar amount ($25 for most U.S. salaried employees). Participants age 55 or older with 10 years of vesting service may retire prior to age 65 with a reduced benefit. All named executive officers except Mr. Haines and Mr. Maske currently participate in the Basic Retirement Plan. Mr. Haines is ineligible because he was hired after February 21, 2006 when the Plan was discontinued for all new salaried employees. Mr. Maske, who is a resident of Germany, participated in a pension plan sponsored by the Company’s German subsidiary.

Cash Balance Pension Plan

The Cash Balance Pension Plan is a tax-qualified plan that covers most salaried employees in the U.S. Under the Cash Balance Pension Plan, a participant is eligible to receive the amount credited to his account or a monthly single life annuity based on the amount credited to his account. The Plan benefits consist of:

•
An opening balance for participants in the Plan at December 31, 1999, equal to the present value of the participant’s accrued benefit earned at December 31, 1999 under the applicable prior pension plan;

•	Annual contributions made by the Company as of the end of each calendar year that range from 3% to 12% of the participant’s compensation;

•
Pay credits equal to a percentage of eligible compensation based on credited service and transition credits from 2000-2004 equal to 6% of eligible compensation for participants with 45 points (age plus service) at December 31, 1999; and

•	Interest credits based on the 30-year Treasury rate for the November preceding each plan year.

All named executive officers other than Mr. Maske currently participate in the Cash Balance Pension Plan.

Franklin Electric Europa GmbH Pension Plan

Mr. Maske participated in a pension plan sponsored by the Company’s German subsidiary, which provides a monthly annuity at age 65 equal to 1/12 of (i) his five-year average compensation, less the amount of his compensation taken into account under the German governmental pension plan, times (ii) 1.5%, times (iii) his years of credited service.

Pension Restoration Plan

In order to provide eligible employees, including named executive officers other than Mr. Maske, with the portion of their retirement benefits that cannot be paid under the tax-qualified pension plans, the Company maintains the Pension Restoration Plan. The Plan, which is non-qualified, provides retirement benefits to eligible executives based on all eligible compensation including compensation in excess of Internal Revenue Code limits. The benefit for Messrs. Trumbull and Sengstack is determined by applying a formula based on credited service and final average compensation, with an offset for benefits provided by the Basic Retirement Plan, Cash Balance Pension Plan, and Social Security. The benefit for Messrs. Haines and Stone is determined by applying the Cash Balance Pension Plan formula for all eligible compensation, offset for benefits provided by the Cash Balance Pension Plan.

Directed Investment Salary Plan (DISP)

The DISP is a tax qualified 401(k) plan that covers all U.S. employees, including the named executive officers other than Mr. Maske. An employee can elect to defer 1-50% of his compensation on a pre-tax basis, up to a maximum in 2010 of $16,500, or $22,000 if age 50 or over, and the Company will make a matching contribution of up to 3.5% of the employee’s first 5% of deferral contributions (table listed below), taking into consideration Internal Revenue Code compensation limits. (The compensation limit was $245,000 in 2010.)

Employee Contribution	Company Match
1%	1.0%
2%	2.0%
3%	2.5%
4%	3.0%
5%	3.5%

In 2009, the Company suspended the matching contribution under the DISP for the period May 1, 2009 through the end of 2009. The contribution was reinstated beginning January 1, 2010.

Employee Stock Ownership Plan (ESOP)

The ESOP is a tax qualified retirement plan that covers U.S. employees. All eligible employees, including the named executive officers other than Mr. Maske, are participants. Beginning January 1, 2009, Company contributions, which were equal to ½% of annual compensation, taking into consideration the Internal Revenue Code compensation limits, ceased for almost all employees, including the named executive officers who participated. The contribution was eliminated in connection with the increase to the matching contribution under the DISP of ½% as reflected in the above table. The Plan invests contributions primarily in Company stock.  In 2010 the ESOP was merged into the DISP, and participants’ ESOP accounts are held in a separate account under the DISP.

Perquisites, Other Personal Benefits, and Other Compensation

The Company does not provide the named executive officers with perquisites or other personal benefits such as Company vehicles, club memberships, financial planning assistance or tax preparation. The Company provided use of a vehicle to Mr. Maske as part of his employment agreement described below. The value of this benefit is disclosed in the “All Other Compensation” column of the Summary Compensation Table.

Deferred Compensation Plan

The Company maintains the Deferred Compensation Plan, which provides an additional benefit to attract and retain key executives at a minimal cost to the Company. The Deferred Compensation Plan permits executive officers of the Company to elect each year to defer up to 90% of their bonus awards and up to 50% of their salary. The Company does not contribute any amounts to the Deferred Compensation Plan. Deferred amounts are credited to a notional account maintained on behalf of the participant, which is adjusted for earnings and losses based on investment funds made available under the 401(k) plan, as elected by the participant. A participant’s account under the Deferred Compensation Plan will be distributed to him as soon as practicable after the first of the month following termination of employment (provided that distribution to a “key employee” as defined in Section 409A of the Internal Revenue Code will be deferred for six months). Mr. Trumbull is the only named executive officer who participated in the Deferred Compensation Plan during the fiscal year.
Employment Agreements

During 2010, the Company had employment agreements with Messrs. Trumbull, Haines, Sengstack, and Maske. All agreements except Mr. Maske’s are three-year agreements, which automatically extend for an additional year unless either party gives notice not to renew. If the agreement is not renewed by the Company, and the executive terminates his employment, the executive is entitled to a payment equal to 12 months of salary and the bonus paid for the preceding year, a bonus pro-rated for the time of employment in the current year, continued participation in the Company’s benefit plans for 12 months, and immediate vesting of all stock options. If the executive’s employment is terminated prior to a change in control without cause by the Company or for good reason by the executive (as defined in the agreements), the executive is entitled to these same benefits, except that Messrs. Trumbull and Sengstack are entitled to 18 months of continued salary, 1½ times the bonus paid for the preceding year and 18 months of benefits continuation. If the executive’s employment is terminated without cause by the Company or for good reason by the executive following a change in control of the Company, the executive is entitled to receive a payment equal to 36 months of continued salary, three times the bonus paid for the preceding year (24 months of salary and two times bonus for Mr. Haines), a bonus pro-rated for the time of employment in the current year, continued participation in the Company’s benefit plans for 36 months (24 months for Mr. Haines), and immediate vesting and cashout of outstanding options. In addition, in order to provide these executives an additional element of security in a change in control, these amounts are payable if the executive terminates employment for any reason in the 13th month following a change in control. Any prorata bonus is determined by using the executive’s actual bonus for the past year, except that any prorata bonus payable to Mr. Trumbull because of a termination prior to a change in control would be determined with reference to the bonus otherwise payable to him had he continued to be employed for the full year in which employment terminated. In addition, the executive will receive a gross-up payment to cover any liability arising under Internal Revenue Code Section 280G as a result of the payments. Under his agreement, Mr. Trumbull is deemed to have five years of full-time service with the Company as of January 1, 2003 for purposes of vesting and benefit accrual under the Company’s Pension Restoration Plan.

The employment agreement with Mr. Maske continues until attainment of age 65 (or state pension eligibility, if earlier), subject to the earlier termination by either party upon six months prior written notice.  The agreement terminated in connection with his retirement, which took place on January 1, 2011.

Messrs. Trumbull, Haines, Sengstack, and Stone have each signed a confidentiality and non-compete agreement with the Company. Under this agreement, they agree to maintain all confidential information of the Company, and for a period of 18 months after termination of employment from the Company they agree not to, directly or indirectly, participate in the design, development, manufacture, or distribution of electrical submersible motors or related products in competition with the Company.

Employment Security Agreements

The Company has entered into employment security agreements (“ESAs”) with Mr. Stone and other certain executives that provide benefits upon a change in control of the Company, in order to extend these benefits to some executives who are not party to employment agreements.

Each ESA provides that if within two years after a change in control (as defined in the ESA) the Company terminates the executive’s employment for any reason other than cause, or the executive terminates his employment with the Company for good reason (as defined in the ESA), the executive is entitled to the following:

•
A lump sum payment equal to the sum of two times the executive’s base salary, a prorated portion of the executive’s target bonus for the current year (based on the termination date), and two times the executive’s target bonus for the current year;

•
A lump sum payment equal to the increase in benefits under the Company’s tax-qualified and supplemental retirement plans that results from crediting the executive with additional service for 24 months (or, if earlier, until age 65);

•	Immediate vesting of all stock-based awards and deemed satisfaction of all performance-based awards;

•	Continued coverage under the Company’s health and welfare plans for 24 months following termination (or, if earlier, until age 65);

•	12 months of executive outplacement services (not to exceed $50,000) with a professional outplacement firm selected by the Company; and

•
For agreements entered into prior to 2009, including Mr. Stone’s, a gross-up payment to cover any excise and related income tax liability under Section 280G of the Internal Revenue Code as a result of payments made or benefits provided under the ESA (except that if the payments and benefits subject to Section 280G are less than 110% of the amount that could be paid without incurring Section 280G liability, the payments under the ESA will be reduced so that no such liability will be incurred).  Agreements entered into after 2009 do not provide for a gross-up payment and instead reduce ESA payments, so that this liability will not be incurred.

The ESAs contain a restrictive covenant that prohibits the executive from soliciting employees of the Company for 18 months following termination. The confidentiality and non-compete agreement of Mr. Stone also applies for 18 months following a termination of employment under the ESAs.

The Company determined that these agreements directly fulfill the Company’s objective to attract and retain key executives. By providing these agreements the executives are able to remain focused on the best interests of the shareholders in the event of a potential change-in-control situation. Additionally, these agreements provide benefits which strive to retain the executives during a transitional period.
Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the CEO and the three other most highly compensated officers other than the chief financial officer of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Base salary and time-based restricted stock, by their nature, do not qualify as performance-based compensation under Section 162(m). The Company’s grants of stock options and payments under the Annual Bonus Plan do qualify as performance-based compensation under Section 162(m).  The Company expects that Section 162(m) will not limit the deductibility of any compensation paid in 2010 that would otherwise be deductible for federal income tax purposes.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables set forth compensation information for the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers for the fiscal years ended January 1, 2011, January 2, 2010 and January 3, 2009.

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards ($)(e)(3)	Option Awards ($)(f)(3)	Non-Equity Incentive Plan Compensation ($)(g)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(h)(4)	All Other Compensation ($)(i)(6)	Total ($)(j)
R. Scott Trumbull, Chairman of the Board & CEO	2010	648,888	0	464,780	416,854	1,226,398	679,374	14,023	3,450,317
	2009	637,513	0	249,759	581,861	115,390	863,245	69,487	2,517,255
	2008	631,888	0	0	672,129	1,039,625	360,584	8,107	2,712,333
John J. Haines, VP, CFO, Secretary	2010	264,590	0	115,280	133,727	319,544	10,432	8,716	852,289
	2009	250,005	0	0	119,235	46,501	9,896	8,562	434,199
	2008	179,171	15,000(2)	264,000	143,206	160,000	4,846	210,347	976,570
Peter-Christian Maske, Sr. VP, President-Europa/South Africa Water Systems	2010	359,898(1)	0	43,230	48,058	391,389	95,555(5)	17,119	955,249
	2009	379,952(1)	0	162,618	184,589	133,072	309,371(5)	17,400	1,187,002
	2008	400,739(1)	0	0	158,202	451,829	51,429(5)	17,400	1,079,599
Gregg C. Sengstack, Sr. VP, President Fueling and Int’l Water Group	2010	317,491	0	115,280	133,728	353,049	307,858	8,611	1,236,017
	2009	308,257	11,714	212,426	184,589	65,967	441,747	26,606	1,251,306
	2008	294,387	0	0	179,469	405,127	87,388	8,107	974,478
Robert J. Stone, Sr. VP, President Americas Water Systems Group	2010	294,382	0	115,280	133,728	379,076	35,247	8,704	966,417
	2009	286,507	33,234	115,875	184,589	43,836	29,798	8,842	702,681
	2008	284,014	0	0	179,469	334,632	16,856	8,178	823,149
(1) Mr. Maske’s salary in 2010, 2009 and 2008 was 271,724 Euros. This amount was converted to USD using an average monthly exchange rate of 1.3245 for 2010, 1.3983 for 2009 and 1.4748 for 2008.
(2) This amount represents an employment acceptance payment made to Mr. Haines in connection with his employment beginning April 14, 2008.
(3) The amounts in columns (e) and (f) are the grant date fair values of the restricted stock and option awards computed in accordance with FASB Codification Topic 718 and represent the Company’s total projected expense of grants made to the named executive officers in each of 2010, 2009, and 2008. See Note 16 of the Company’s Annual Report to Shareholders for the fiscal years ended January 1, 2011, January 2, 2010 and January 3, 2009, respectively, for a complete description of the assumptions used for these valuations.
(4) The amounts in column (h) represent the annual change in the present value of each named executive officer’s benefits under the Company’s defined benefit pension plans.
(5) This amount represents the annual change in present pension value for Mr. Maske’s pension benefits under both the domestic defined benefit plans and the defined benefit plan maintained by the Company’s German subsidiary. Regarding the German plan, the annual change was calculated based on the value in USD of this Euro-denominated benefit at December 31 in each of the years 2010 (1.3268), 2009 (1.433) and 2008 (1.392), using the exchange rate on each of those dates noted in parentheses.
(6) The following forms of Other Compensation are included in this column. For the named executive officers other than Mr. Maske (and Mr. Haines for 2008), these amounts include the Company’s life insurance contributions for 2010, 2009 and 2008 of $36, $46 and $57 respectively; Mr. Haines received a life insurance contribution of $43 in 2008. The Company made matching contributions under its 401(k) plan for 2010 and 2009 (other than for Mr. Maske and, in 2009, for Mr. Haines) of $8,575 and matching contributions under its 401(k) plan and ESOP for 2008 of $8,050 (other than for Mr. Haines).  Mr. Haines received a matching contribution of $8,516 under the 401(k) plan in 2009 and a 401(k) plan and ESOP contribution of $6,107 in 2008. For 2010 the Company paid a Medicare tax reimbursement related to the Pension Restoration Plan of $5,412 for Mr. Trumbull, $105 for Mr. Haines and $93 for Mr. Stone. In 2009 Messrs. Trumbull and Sengstack received a Medicare tax reimbursement related to the Pension Restoration Plan covering 1998 thru 2009 for Mr. Trumbull of $60,866 and 1988 thru 2009 for Mr. Sengstack of $17,985. Mr. Stone received a Medicare tax reimbursement related to the Pension Restoration Plan in 2009 of $221 and in 2008 of $71. Mr. Haines received a reimbursement for relocation costs of $204,197 (which includes tax-gross-ups of $80,146) in 2008. Mr. Maske’s use of a Company vehicle is valued at $17,119 for 2010 and $17,400 for 2009 and 2008.

Salary

Salary adjustments for 2010 were made effective June 1, 2010. No salary adjustments were made for 2009 other than for Mr. Sengstack, who received an increase in February 2009. Salary increases in 2008 were effective April 1, 2008.

Restricted Stock Awards

The 2010 restricted stock awards consisted of 16,127 shares awarded to Mr. Trumbull, 1,500 shares awarded to Mr. Maske and 4,000 shares awarded to each of the other named executive officers. Mr. Trumbull’s award included 3,627 shares to compensate him for the 10,314 stock options that were not awarded to him in 2009 due to limitations under the Stock Plan. 25% of this award vested at grant, with the balance vesting ratably over the next three years.

In connection with his increased responsibilities, Mr. Sengstack received a restricted stock award for 4,000 shares in 2009; the award will vest on April 28, 2012. There were no other restricted stock awards granted in 2009.

Mr. Haines received a restricted stock award for 8,000 shares when he was appointed Vice President, Chief Financial Officer and Secretary on April 14, 2008. Mr. Haines’ award vests on April 14, 2012. There were no other restricted stock awards granted in 2008.

Except as noted above, restricted stock awards vest on the fourth anniversary of the grant date.

Option Awards

The 2010 grants to the named executive officers consisted of options for 39,900 shares to Mr. Trumbull; 4,600 shares to Mr. Maske and 12,800 shares to each of the other named executive officers. These grants had an exercise price of $28.82.

The 2009 grants to the named executive officers consisted of options for 100,000 shares to Mr. Trumbull; 20,492 shares to Mr. Haines and 31,724 shares to each of the other named executive officers.

Mr. Haines received an option grant for 10,000 shares on May 1, 2008, in connection with his appointment as Vice President, Chief Financial Officer and Secretary. The 2008 grants to the other named executive officers consisted of 57,300 shares to Mr. Trumbull and 15,300 shares to each of the other named executive officers.

All of the stock options granted in 2010, 2009 and 2008 vest over four years, at 25% per year, and expire after ten years.

Long Term Bonus Program

On March 5, 2009, the named executive officers received awards of cash and unrestricted stock as part of the incentive payments made under the Long Term Bonus Program resulting from the attainment of certain Company-wide performance goals measured over a five-year period from 2004 to 2008. One-half of the payments were made in cash and one-half was made in awards of unrestricted stock. The number of shares of stock awarded, the grant date value of which is reflected in the “Stock Awards” column for 2009, were as follows:  Mr. Trumbull: 14,016; Mr. Maske: 9,127; Mr. Sengstack: 6,959; and Mr. Stone: 6,504. The cash payments are reflected in the Summary Compensation Table for 2008 in the “Non-Equity Incentive Plan Compensation” column. The cash payments were as follows: Mr. Trumbull: $249,750; Mr. Maske: $162,625; Mr. Sengstack: $123,975; and Mr. Stone: $115,875. Mr. Haines did not participate in the Program because his employment did not commence until April 14, 2008.

Bonus and Non-Equity Incentive Plan Compensation

The amounts in columns (d) and (g) of the Summary Compensation Table reflect the bonuses paid in 2010, 2009 and 2008 to the named executive officers under the Company’s performance-based Executive Officer Annual Incentive Cash Bonus Program. A description of this program can be found in the “Compensation Discussion and Analysis” section of this proxy statement. The amounts in column (g) also include the cash payments made pursuant to the Long Term Bonus Program, as discussed above.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

Messrs. Trumbull, Sengstack, and Stone participate in two tax-qualified defined benefit retirement plans and one non-qualified defined benefit retirement plan. Mr. Haines participates in one tax-qualified defined benefit retirement plan and one non-qualified defined benefit retirement plan. Mr. Maske participates in one defined benefit retirement plan sponsored by the Company’s German subsidiary. Descriptions of these retirement plans can be found in the 2010 Pension Benefits Table and accompanying narrative included in this proxy statement.

2010 Grant of Plan Based Awards Table

The following table sets forth the plan-based grants made during the fiscal year ended January 1, 2011.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock (#)(i)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(j)(3)	Exercise or Base Price of Option Awards ($/sh)(k)	Grant Date Fair Value of Options and Awards ($)(l)(4)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)
R. Scott Trumbull	02-18-10	214,133	648,888	1,297,776
	02-22-10				16,127	39,900	28.82	881,634
John J. Haines	02-18-10	58,937	178,598	357,196
	02-22-10				4,000	12,800	28.82	249,008
Peter C. Maske	02-18-10	80,167	242,931	485,862
	02-22-10				1,500	4,600	28.82	91,288
Gregg C. Sengstack	02-18-10	78,579	238,118	476,236
	02-22-10				4,000	12,800	28.82	249,008
Robert J. Stone	02-18-10	72,860	220,787	441,574
	02-22-10				4,000	12,800	28.82	249,008
(1) The amounts reflected in the non-equity incentive compensation estimated possible payouts for 2010 were established under the Executive Officer Annual Incentive Bonus Program. The estimated payouts shown in the Table were based on performance in 2010, which has now occurred. Thus, the amounts shown in “threshold”, “target”, and “maximum” columns reflect the range of potential payouts when the performance goals were set in early 2010. Actual amounts paid for 2010 are reflected in the Summary Compensation Table. A description of this program can be found in the “Compensation Discussion and Analysis” section of this proxy statement.
(2) Restricted awards were granted to Mr. Trumbull (12,500), Mr. Haines (4,000 shares), Mr. Sengstack (4,000 shares), Mr. Stone (4,000 shares) and Mr. Maske (1,500 shares). The awards vest on February 22, 2014 if they are still employed with the Company on such date.  Mr. Trumbull received an additional restricted stock award of 3,627 shares, of which 906 shares vested immediately; 907 shares will vest on February 22, 2011; 907 shares will vest on February 22, 2012; and the remaining 907 shares will vest on February 22, 2013, if he is still employed with the Company on such dates.
(3) The exercise price for grants of stock options is determined using the closing price of the Company’s Common Stock on the date of grant. The option grants expire after ten years and are vested over four years, at 25% per year. Vesting is accelerated upon a change in control of the Company, death, disability or retirement.
(4) The grant date fair value of the stock options and stock awards shown in the above table was computed in accordance with FASB Codification Topic 718 and represents the grant date fair value of the grants made in 2010.

2010 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards as of January 1, 2011.

Name (a)	Option Awards(1)				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise price ($/sh)(d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#)(f)	Market Value of Shares or Units of Stock That Have Not Vested ($)(g)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(h)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(i) (7)
R. Scott Trumbull	20,000 80,430 60,800 30,200 18,500 10,875 28,650 25,001 0	0 0 0 0 0 3,625 28,650 74,999 39,900	24.98 24.01 29.95 40.93 45.90 48.87 32.19 17.34 28.82	04-19-2012 01-01-2013 02-12-2014 02-10-2015 02-17-2016 02-09-2017 02-28-2018 03-05-2019 02-22-2020	15,221(3)	592,401	9,400	365,848
John J. Haines	5,000 5,123 0	5,000 15,369 12,800	40.45 17.34 28.82	05-01-2018 03-05-2019 02-22-2020	12,000(4)	467,040	N/A	N/A
Peter-Christian Maske(2)	9,600 6,750 3,900 3,600 15,300 31,724 4,600	0 0 0 0 0 0 0	29.95 40.93 45.90 48.87 32.19 17.34 28.82	02-12-2014 02-10-2015 02-17-2016 02-09-2017 02-28-2018 03-05-2019 02-22-2020	N/A	N/A	N/A	N/A
Gregg C. Sengstack	26,000 16,000 16,000 9,000 3,900 2,700 7,650 7,932 0	0 0 0 0 0 900 7,650 23,792 12,800	19.64 24.08 29.95 40.93 45.90 48.87 32.19 17.34 28.82	12-13-2011 12-13-2012 02-12-2014 02-10-2015 02-17-2016 02-09-2017 02-28-2018 03-05-2019 02-22-2020	8,000(5)	311,360	2,300	89,516
Robert J. Stone	7,200 5,450 3,900 2,700 7,650 7,932 0	0 0 0 900 7,650 23,792 12,800	29.95 40.93 45.90 48.87 32.19 17.34 28.82	02-12-2014 02-10-2015 02-17-2016 02-09-2017 02-28-2018 03-05-2019 02-22-2020	4,000(6)	155,680	2,300	89,516
(1) Each option grant has a ten-year term and vests pro rata over four or five years beginning on the first anniversary of the grant date. Options with grant dates prior to January 1, 2005 vest over five years, and options with grant dates after January 1, 2005 vest over four years. Vesting is accelerated upon death, disability, retirement or a change in control of the Company.  Exercise prices are determined using the closing price of the Company’s Common Stock on the date of grant.
(2) Mr. Maske’s options and restricted stock awards vested in connection with his retirement on January 1, 2011.
(3) Mr. Trumbull received a restricted stock award in 2010: 906 shares vested immediately, and 2,721 shares vest ratably over the next 3 years, and 12,500 shares vest after 4 years on February 22, 2014.
(4) Mr. Haines received a restricted stock award for 4,000 shares that vest after 4 years on February 22, 2014 and 8,000 shares that vest after 4 years on April 14, 2012.
(5) Mr. Sengstack received a restricted stock award for 4,000 shares that vest after 4 years on February 22, 2014 and 4,000 shares that vest after 3 years on April 28, 2012.
(6) Mr. Stone received a restricted stock award for 4,000 shares that vest after 4 years on February 22, 2014.
(7) The market value of the stock awards was determined using the closing price of the Company’s common stock on January 1, 2011 ($38.92 per share).
(8) These restricted stock awards vest on the fourth anniversary of the grant date, provided that the Company’s return on invested capital at the end of the four-year vesting period exceeds the average return on invested capital of a peer group of companies, (Flowserve Corporation, ITT Corporation, Pentair, Inc., Regal Beloit Corporation, A.O. Smith Corporation, The Gorman Rupp Company, The KSB Group, Ebara Corporation, and Grundfos Group), over the same four-year period. Vesting is accelerated upon a change in control of the Company. The awards vest as follows for each named executive officer:
• Mr. Trumbull:                                  February 11, 2011 (9,400 shares)
• Mr. Sengstack:                                  February 11, 2011 (2,300 shares)
• Mr. Stone:                       February 11, 2011 (2,300 shares)

2010 Option Exercises and Stock Vested Table

The following table sets forth the exercised options and vested awards for the fiscal year ended January 1, 2011.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)(1)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)
R. Scott Trumbull	0	0	7,606	218,602
Gregg C. Sengstack	55,000	662,475	1,400	40,222
Robert J. Stone	40,000	502,600	11,400	324,522
Peter- Christian Maske	0	0	3,965	140,052
(1) Represents the difference between the closing price of the stock on the date of exercise and the exercise price, multiplied by the number of shares covered by the options.

2010 Pension Benefits Table

The following table sets forth (i) the years of service currently credited to each named executive officer under the Company’s pension plans and (ii) the present value of the accumulated benefit payable under each pension plan to each of the named executive officers upon retirement.

Named Executive Officer (a)	Plan Name (b)	Number of Years of Credited Service #(c)	Present Value of Accumulated Benefit ($)(d)(2)	Payments During Last Fiscal Year ($)(e)
R. Scott Trumbull	Basic Retirement Plan Cash Balance Pension Plan Pension Restoration Plan	8.0 8.0 13.0(1)	24,004 71,071 4,798,230	0 0 0
John J. Haines	Basic Retirement Plan Cash Balance Pension Plan Pension Restoration Plan	N/A 3.0 3.0	N/A(3) 18,864 6,610	0 0 0
Peter-Christian Maske	Basic Retirement Plan Cash Balance Pension Plan F.E. Europa GmbH Pension Plan	5.0 5.0 31.0	12,175 110,875 1,321,521(4)	0 0 0
Gregg C. Sengstack	Basic Retirement Plan Cash Balance Pension Plan Pension Restoration Plan	22.0 22.1 22.1	50,360 339,189 1,459,975	0 0 0
Robert J. Stone	Basic Retirement Plan Cash Balance Pension Plan Pension Restoration Plan	18.3 10.5 10.5	31,213 86,277 54,338	0 0 0
(1) In the Pension Restoration Plan, Mr. Trumbull is credited with his years of service on the Board. Note $664,277 of the “Present Value of Accumulated Benefit” in the Pension Benefits table is attributable to this additional credited service.
(2) The amounts in this column are based on a retirement age of 65 for Messrs. Trumbull, Haines and  Maske, and a retirement age of 62 for Messrs. Sengstack and Stone, since these are the ages at which each executive can retire and receive benefits without any reduction due to age.
(3) Mr. Haines is ineligible for the Basic Retirement Plan.
(4) This amount was converted to USD at the January 1, 2011 Euro exchange rate of 1.3268.

Basic Retirement Plan

The Basic Retirement Plan is a tax-qualified pension plan that covers most U.S. employees of the Company and its affiliates, including the named executive officers who were hired before February 21, 2006. The Basic Retirement Plan provides each eligible named executive officer with a monthly single life annuity commencing at normal retirement age (age 65) equal to the number of years of credited service times $25. Participants are eligible to receive benefits after completing five years of vesting service. Participants who terminate employment after age 55 with 10 years of vesting service are eligible to receive early retirement benefits that are reduced to reflect commencement prior to age 65. Participants who terminate employment on or after age 62 with 25 years of vesting service are eligible to receive early retirement benefits that are unreduced for commencement prior to age 65. Participants with five years of vesting service who terminate employment and are not eligible to receive early retirement benefits are eligible for benefits commencing at age 65. No named executive officer is currently eligible for early retirement benefits.

The benefit formula calculates the benefit payable in a single life annuity form, which is the normal form of benefit for unmarried participants. The normal form of benefit payment for married participants is a 50% joint and survivor annuity. Participants, with spousal consent if applicable, cFan waive the normal form and elect to have benefits paid in various annuity forms, which are the actuarially equivalent of the single life annuity form.

Mr. Maske has an accrued benefit under the Basic Retirement Plan based on his prior service as a U.S. employee.  During 2010, as a current employee of the Company's German subsidiary, he no longer accrued benefits under the Basic Retirement Plan, but was covered by the pension plan maintained by the German subsidiary. Mr. Haines is not eligible to participate in the Plan because he was hired after February 21, 2006.

Cash Balance Pension Plan

The Cash Balance Pension Plan is a tax-qualified pension plan that covers most U.S. employees of the Company and its affiliates who are classified as "exempt" and who are not covered by a collective bargaining agreement, which includes each named executive officer. An account is maintained for each participant under the Plan, which consists of (i) an opening account balance equal to the then present value of the participant's accrued benefit, if any, earned as of December 31, 1999 under one of the Company's prior pension plans, (ii) annual contributions made  by the Company as of the end of each calendar year that range from 3% to 12% of the participant's compensation (based on the participant's credited service); (iii) annual transitional credits made by the Company from 2000-2004 equal to 6% of compensation of each participant whose age and years of vesting service as of December 31, 1999 totaled 45 or more; and (iv) annual interest credits made by the Company as of the end of each calendar year, based on the 30-year Treasury securities rate for the November preceding each such year (subject to a minimum interest rate of 4.5%).  Compensation includes wages subject to withholding, excluding income recognized in connection with the Company's stock based plans, reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits (in accordance with Internal Revenue Code limits, the maximum compensation taken into account in determining benefits was limited to $245,000 in 2010).

Participants are eligible to receive benefits after completing three years of service. They can elect to receive their benefits upon termination of employment or they can defer receipt of benefits until age 65. Any accounts remaining in the Cash Balance Plan will continue to be credited with interest until the account is paid. The normal form of benefit payment for unmarried participants is a single life annuity, and the normal form of benefit payment for married participants is a 50% joint and survivor annuity. Participants, with spousal consent if applicable, can waive the normal form and elect to have benefits paid in various annuity forms, which are the actuarially equivalent of the normal form, or in a lump sum.

Upon his retirement on January 1, 2011, Mr. Maske had an accrued benefit under the Cash Balance Pension Plan based on his prior service as a U.S. employee. Until his retirement he accrued pension benefits under the pension plan maintained by the Company's German subsidiary.

Pension Restoration Plan

The Pension Restoration Plan is an unfunded, non-qualified pension plan that is intended to provide an employee with the portion of his benefits that cannot be paid under the Cash Balance Pension Plan or the Contributory Retirement Plan (the predecessor to the Cash Balance Pension Plan) due to Internal Revenue Code limitations on the amount of compensation that can be taken into account in determining benefits under, and the amount of benefits that can be paid from, tax-qualified pension plans. The Plan covers U.S. employees who are selected by the Employee Benefits Committee to participate, which includes all of the named executive officers except Mr. Maske.

The benefits of Mr. Trumbull and Mr. Sengstack are based on the formula in effect under the Contributory Retirement Plan on December 31, 1999, but without regard to the Internal Revenue Code limits. This formula is based on the employee's credited service and final three-year average compensation, with an offset for benefits provided by the Cash Balance Pension Plan. There is a minimum benefit whereby if the monthly benefit amount paid to the employee under the Basic Retirement Plan, Cash Balance Pension Plan, Pension Restoration Plan and Social Security is less than a designated percentage  of the employee's three-year final average compensation, the difference is paid from the Pension Restoration Plan. The current designated percentage (which is based on years of service at retirement) for Mr. Trumbull is 40% (assuming retirement at age 65), and Mr. Sengstack is 50% (assuming retirement at age 62).

The benefits of Mr. Haines and Mr. Stone are determined by applying the Cash Balance Pension Plan formula for all eligible compensation (including compensation in excess of the Code limits), offset for the benefits provided by the Cash Balance Pension Plan.

The benefit accrued under the Pension Restoration Plan is paid upon termination of employment as follows:  (i) if the lump sum value is less than $1,000,000, it will be paid in a lump sum within 90 days following termination; (ii) if the lump sum value is more than $1,000,000 but less than $2,000,000, one-half of the benefit will be paid within 90 days following termination, the remaining benefit will be paid as a single life annuity over the first 12 months following termination, and the benefit remaining at the end of the 12-month period will be paid in a lump sum on the first anniversary of termination; (iii) if the lump sum value is $2,000,000 or more, one-third will be paid within 90 days following termination, the remaining benefit will be paid as a single life annuity over the first 12 months following termination, one-half of the benefit remaining at the end of the 12-month period will be paid in a lump sum on the first anniversary of termination, the remaining benefit will be paid as a single life annuity over the second 12-month period following termination and the benefit remaining at the end of the second 12-month period will be paid in a lump sum on the second anniversary of termination. If the participant is deemed to be a “key employee” as defined by the Internal Revenue Code, any distribution that is payable due to termination of employment will be delayed for six months following the date of such termination. Notwithstanding the foregoing, upon a change in control of the Company, all participants become fully vested in their benefits, all benefits will be paid in a lump sum within 60 days after the change in control and active participants will have three years of additional age and service credits in determining benefits.

 Franklin Electric Europa GmbH Pension Plan

Mr. Maske was until retirement covered by a pension plan sponsored by the Company's German subsidiary, which provides benefits in addition to those provided under a German government sponsored pension plan. The governmental plan provides benefits based on a participant's compensation up to a certain limit (Euros 66,000 in 2010). The pension plan of Franklin Electric Europa GmbH provides a monthly annuity benefit payable at normal retirement (age 65) equal to 1/12th of (i) the participant's five-year average compensation less the compensation taken into account under the governmental plan, times (ii) 1.5%, times (iii) the participant's years of credited service. Participants age 60 or older with five years of vesting service may retire and commence receiving a reduced benefit.

Pension Plan Assumptions

The assumptions used in calculating the present value of the accumulated pension benefits are set forth in Footnote 8 of the audited financial statements contained in the Company's Annual Report to Shareholders for the year ended January 1, 2011. The Company does not grant additional years of credited service under its pension plans, other than the additional years of service credited to Mr. Trumbull (as described in footnote 1 of the 2010 Pension Benefits Table), which was intended to ensure full vesting and benefits in the first years of his employment.

2010 Nonqualified Deferred Compensation

The following table sets forth (i) the contributions made by each named executive officer and the Company in 2010, (ii) the earnings on the account balances as of January 1, 2011 and (iii) the account balances as of January 1, 2011 under the Company’s Deferred Compensation Plan.

Name (a)	Executive Contribution in Last Fiscal Year (b)	Company Contribution in Last Fiscal Year (c)	Aggregate Earnings in Last Fiscal Year (d)(1)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at Last Fiscal Year End (f)
R. Scott Trumbull	$0	$0	$16,467	$0	$398,216
(1) The earnings reported in this column are not included in the Summary Compensation Table.

On December 12, 2008, the Company adopted the Deferred Compensation Plan. The Plan permits executive officers of the Company to elect each year to defer up to 90% of their bonus awards and up to 50% of their salary. The Company does not contribute any amounts to the Plan. Deferred amounts are credited to a notional account maintained on behalf of the participant, which is adjusted for earnings and losses based on investment funds made available under the Company’s 401(k) plan, as elected by the participant. A participant’s Plan account will be distributed to him as soon as practicable after the first of the month following termination of employment (provided that distribution to a “key employee” as defined in Section 409A of the Internal Revenue Code will be deferred for six months).

Mr. Trumbull is the only named executive officer who has elected to participate in the Plan and he has elected to defer $300,000 of the bonus payable to him in February 2009 under the Company’s Executive Officer Annual Incentive Cash Bonus Plan. This deferred amount is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2008.

Potential Payments upon Termination or Change in Control of the Company

The Company provides benefits to certain of the named executive officers upon certain terminations of employment from the Company. These benefits are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). The incremental benefits payable to the executives are described as follows:

Employment Agreements

The employment agreements of Messrs. Trumbull, Haines and Sengstack are three-year agreements, which automatically renew for an additional year unless either party provides advance written notice of an election not to extend the term.
The agreements provide the following severance benefits under the described termination scenarios:
•
Termination – Nonrenewal of Employment Agreement. If the executive terminates his employment at any time during the term of the agreement after receipt of notice from the Company of its decision to not extend the term, he is entitled to an immediate payment equal to a pro-rata portion of the bonus paid for the preceding year (or, in the case of Mr. Trumbull, later payment of a pro-rata portion of the bonus payable for the year of termination), an immediate payment equal to 12 months of his then current salary and one times the bonus paid for the preceding year, immediate vesting of all outstanding stock options, and continued participation in all of the Company’s employee benefit plans for the applicable severance period.

•
Termination – Prior to a Change in Control. If a Change in Control of the Company (as defined in the agreements) has not occurred and the executive’s employment is terminated by the Company for other than “Good Cause” or the executive terminates his employment for “Good Reason,” he is entitled to an immediate payment equal to a pro-rata portion of the bonus paid for the preceding year (or, in the case of Mr. Trumbull, later payment of pro-rata portion of the bonus payable for the year of termination), an immediate payment equal to 18 months of his then current salary and one and one-half times the bonus paid for the preceding year (12 months and one times the bonus paid for the preceding year for Mr. Haines), immediate vesting of all outstanding stock options, and continued participation in all of the Company’s employee benefit plans for the applicable severance period.

•
Termination – Following a Change in Control. If following a Change in Control of the Company (as defined in the agreements) the executive’s employment is terminated within two years of the Change in Control by the Company for other than “Good Cause” or by the executive for “Good Reason”, or the executive terminates his employment at any time during the 13th month following the Change in Control, he is entitled to an immediate payment equal to a pro-rata portion of the bonus paid for the preceding year, an immediate payment equal to 36 months of his then current salary and three times the bonus paid for the preceding year (24 months and two times the bonus paid for the preceding year for Mr. Haines), immediate vesting and cash out of all outstanding stock options, and continued participation in all of the Company’s employee benefit plans for the applicable severance period, and a gross-up payment to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit under the agreement.

For purposes of the employment agreements:
•
“Good Cause” means the executive’s death or disability, his fraud, misappropriation of, or intentional material damage to, the property or business of the Company, his commission of a felony likely to result in material harm or injury to the Company, or his willful and continued material failure to perform his obligations.

•
“Good Reason” exists if (a) there is a change in the executive’s title or a significant change in the nature or the scope of his authority, (b) there is a reduction in the executive’s salary or retirement benefits or a material reduction in the executive’s compensation and benefits in the aggregate, (c) the Company changes the principal location in which the executive is required to perform services to more than fifty miles away, (d) the executive reasonably determines that, as a result of a change in circumstances significantly affecting his position, he is unable to exercise the authority or duties attached to his positions, or (e) any purchaser of substantially all of the assets of the Company declines to assume the obligations under the employment agreement.

The employment agreement of Mr. Maske continued until he attained the age of 65 or became entitled to receive state pension benefits, subject to earlier termination by either party upon six months prior written notice. The agreement also obligated the Company to pay his annual compensation and provide health benefits for 24 months following a change in control of the Company. The agreement terminated in connection with his retirement, which took place January 1, 2011.

Employment Security Agreements

Certain executives, including Mr. Stone, are party to an employment security agreement (ESA) with the Company. Each ESA provides that if within two years after a change in control (as defined in the ESA) the Company terminates the executive’s employment for any reason other than “Good Cause”, or the executive terminates his employment with the Company for “Good Reason” (as defined in the ESA), the executive is entitled to the following:

(i)
a lump sum payment equal to the sum of two times the executive’s base salary, a prorata portion of the executive’s target bonus for the current year (based on the termination date), and two times the executive’s target bonus for the current year;

(ii)
a lump sum payment equal to the increase in benefits under the Company’s tax-qualified and supplemental retirement plans that results from crediting the executive with additional service for 24 months (or, if earlier, until age 65);

(iii)	immediate vesting of all stock-based awards and deemed satisfaction of all performance-based awards;
(iv)	continued coverage under the Company’s health and welfare plans for 24 months following termination (or, if earlier, until age 65);
(v)	12 months of executive outplacement services (not to exceed $50,000) with a professional outplacement firm selected by the Company; and
(vi)
for agreements entered into prior to 2010, including Mr. Stone’s, a gross-up payment to cover any excise and related income tax liability under Section 280G of the Internal Revenue Code as a result of payments made or benefits provided under the ESA (except that if the payments and benefits subject to Section 280G are less than 110% of the amount that could be paid without incurring Section 280G liability, the payments under the ESA will be reduced so that no such liability will be incurred). Agreements entered into after 2009 do not provide for gross-up payments and instead reduce ESA payments so that this liability will not be incurred.

For purposes of the ESAs:

•
“Good Cause” means the executive’s intentional and material misappropriation of, or damage to, the property or business of the Company, his conviction of a criminal violation involving fraud or dishonesty or of a felony that causes material harm or injury to the Company, or his willful and continuous failure to perform his obligations under the ESA that is not cured.

•
“Good Reason” means a material reduction in the executive’s salary or retirement benefits or a material reduction in his compensation and benefits in the aggregate, or any purchaser of substantially all of the assets of the Company declines to assume all of the Company’s obligations under the ESA.

Pension Restoration Plan

The Pension Restoration Plan, in which all named executive officers other than Mr. Maske participate, provides that upon a Change in Control of the Company (as defined in the Plan), (i) all participants will become 100% vested in their benefits, which will be paid in an immediate lump sum within 60 days, and (ii) active participants will have three years of additional credit for age and service in determining their benefits under the Plan.

Stock Plan

The Company’s Stock Plan provides that upon a Change in Control of the Company all outstanding awards become fully vested, all restrictions on any awards terminate or lapse and performance goals applicable to stock awards will be deemed satisfied at the highest level. Stock Option Agreements under the Stock Plan provide for full vesting upon termination of employment due to death, disability or retirement. The Restricted Stock Agreements under the Stock Plan provide for pro-rata vesting upon termination of employment due to death, disability or retirement.

The tables set forth below quantify the additional benefits described above that would be paid to each named executive officer pursuant to the arrangements described above under the following termination scenarios, assuming a non-renewal on the employment agreement, termination of employment and/or change in control occurred on January 1, 2011.

Termination – Nonrenewal of Employment Agreement
Name (a)	Salary ($)(b)	Non-Equity Plan Compensation ($)(c)	Accelerated Vesting of Options ($)(d)	Accelerated Vesting of Restricted Stock ($)(e)	Additional Pension Credits ($)(f)(1)	Continued Benefit Plan Coverage ($)(g)
R. Scott Trumbull	657,000	1,341,788	2,214,305	0	44,634	8,571
John J. Haines	275,000	93,002	460,943	0	11,403	10,788
Peter-Christian Maske	0	0	611,376	154,318	0	0
Gregg C. Sengstack	321,400	155,362	694,196	0	6,867	6,195
Robert J. Stone	0	0	0	0	0	0
(1) Represents additional accruals under defined benefit pension plans and employer contributions under the 401(k) plan.

Termination – No Change in Control
Name (a)	Salary ($)(b)	Non-Equity Plan Compensation ($)(c)	Accelerated Vesting of Options ($)(d)	Accelerated Vesting of Restricted Stock ($)(e)	Additional Pension Credits ($)(f)(1)	Continued Benefit Plan Coverage ($)(g)
R. Scott Trumbull	985,500	1,399,483	2,214,305	0	804,363	12,856
John J. Haines	275,000	93,002	460,943	0	11,403	10,788
Peter-Christian Maske	0	0	611,376	154,318	0	0
Gregg C. Sengstack	482,100	194,203	694,196	0	11,155	9,292
Robert J. Stone	0	0	0	0	0	0
(1) Represents additional accruals under defined benefit pension plans and employer contributions under the 401(k) plan.

Termination – Change in Control
Name (a)	Salary ($)(b)	Non-Equity Plan Compensation ($)(c)	Accelerated Vesting of Options ($)(d)	Accelerated Vesting of Restricted Stock ($)(e)	Additional Pension Credits ($)(f)(1)	Continued Benefit Plan Coverage ($)(g)	Outplacement Services ($)(h)	Gross Up ($)(i)
R. Scott Trumbull	1,971,000	461,560	2,214,305	592,401	1,616,512	25,712	0	0
John J. Haines	550,000	139,503	460,943	467,040	23,944	21,576	0	0
Peter-Christian Maske	721,047(2)	266,144	611,376	58,380	0	9,523	0	0
Gregg C. Sengstack	964,200	310,724	694,196	311,360	1,185,574	18,584	0	948,221
Robert J. Stone	588,764	662,360	694,196	155,680	43,693	21,930	50,000	0
1)     Represents additional accruals under defined benefit pension plans and employer contributions under the 401(k) plan.
2)     Mr. Maske’s salary was converted to USD at the January 1, 2011 Euro exchange rate of 1.3268.

DIRECTOR COMPENSATION

Compensation for non-employee directors is determined by the Board of Directors, upon recommendation of the Corporate Governance Committee. Management makes recommendations to the Corporate Governance Committee with respect to non-employee director compensation. The Management Organization and Compensation Committee, pursuant to the Company’s Stock Plan, makes the actual award of options or restricted stock. Director Compensation is determined by compiling the compensation data for each of the peer group companies listed in the Compensation Discussion and Analysis and comparing such compensation to the current pay for the Company’s directors. The target compensation is the 75th percentile.

The following table sets forth the compensation received by the Company’s non-employee directors for the year ended January 1, 2011.  Mr. Witt retired from the Board in July 2010, at which time the Board appointed Mr. VerHage to fill his unexpired term.

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)(2)	Option Awards ($)(d)(3)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)(4)	All Other Compensation ($)(g)	Total ($)(h)
Jerome D. Brady	53,000	80,000	0	N/A	2,794	0	135,794
David T. Brown	50,000(1)	80,000	0	N/A	6,545	0	136,545
David A. Roberts	62,000	80,000	0	N/A	600	0	142,600
David M. Wathen	57,500(1)	80,000	0	N/A	8,633	0	146,133
Howard B. Witt	47,000	80,000	0	N/A	0	0	127,000
Thomas L. Young	53,000	80,000	0	N/A	0	0	133,000
Thomas R. VerHage	32,250	0	0	NA	0	0	32,250
(1) Mr. Brown deferred $50,000 and Mr. Wathen deferred $35,000 of fees into the Directors’ Deferred Compensation Plan.
(2) The amounts in column (c) are the grant date fair value, of the stock awards granted to the non-employee directors, computed in accordance with FASB Codification Topic 718 and represent the Company’s total expense of grants made in 2010. Messrs. Brady, Roberts, Witt, and Young received an award of 2,286 shares. Messrs. Brown and Wathen elected to defer their stock award into the Directors’ Deferred Compensation Plan.
(3) No options were granted to non-employee directors in 2010. As of January 1, 2011, the non-employee directors held the following options: Mr. Brady: 36,000; Mr. Roberts: 8,000; and Mr. Witt: 36,000.
(4) The amounts in column (f) represent 2010 dividends earned on stock units credited under the Non-Employee Directors’ Deferred Compensation Plan.

Retainer and Fees

Non-employee directors are paid an annual retainer of $35,000, payable in either cash or stock, plus a fee of $1,500 for each Board and Board committee meeting attended. The Committee chairmen receive an additional fee of $6,000.  Directors who are employees of the Company receive no additional compensation for serving on the Board or Board committees.

Stock Awards

Non-employee directors participate in the Franklin Electric Co., Inc. Stock Plan. In 2010, each non-employee director received an award of 2,286 shares of the Company’s Common Stock, which vested immediately upon grant and had a market value of $80,000 on the April 30, 2010 date of grant.

Deferred Compensation

Non-employee directors may participate in the Non-Employee Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, each non-employee director may elect to defer, for each calendar year, all of his annual retainer, fees and stock award until his service on the Board terminates. At the time the director makes the deferral election, he must elect to have the deferred retainer and fees either (i) credited with interest on a monthly basis at the rate in effect for the Wells Fargo Stable Return Fund or (ii) converted into stock units, with credits equal to the cash that would have been paid had the units been actual shares of Common Stock owned by the director. Deferred stock awards will also be converted into stock units and credited with dividends.

Consulting Directors’ Plan

The Company maintained a Consulting Directors' Plan for non-employee directors who retire from Board service at age 70 or older. Under this Plan, each director was eligible to enter into a consulting agreement with the Company pursuant to which the consulting director agrees to be available for consultation from time to time and is entitled to receive an annual fee for such services equal to the director's fee in effect at retirement. The consulting director can receive this fee for up to the same number of years that he served as director. The Company amended the Consulting Directors’ Plan to (i) limit future participation to the Company’s non-employee directors first elected before 2003 (Messrs. Brady and Witt), and (ii) base the consulting fees on the retainer amount in effect as of June 1, 2006 and years of service as a director as of June 1, 2006. Mr. Witt and the Company entered into such an agreement upon his retirement in July 2010.

Stock Ownership Guidelines

In 2006, the Board of Directors approved stock ownership guidelines for the non-employee directors, pursuant to which they are required to maintain direct ownership in the Company’s common stock with a value equal to four times their annual retainer. An individual has five years to comply with these guidelines. All shares held directly or beneficially, including stock awards, shares acquired upon exercise of stock options and shares credited under the Non-Employee Directors’ Compensation Plan, count toward these guidelines. Stock options do not count toward these guidelines. All non-employee directors either meet or exceed these guidelines, or are on track to meet them within the five-year period.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

The following table sets forth information about the Company’s equity compensation plans as of March 4, 2011.

Plan Category (a)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants & Rights (b)	Weighted-Average Exercise Price of Outstanding Options, Warrants & Rights ($)(c)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (b)) (d)
Equity Compensation Plans Approved by Securities Holders(1)	1,898,427	$28.86	537,351
Equity Compensation Plans Not Approved by Security Holders(2)	40,443	n/a	59,557
(1) This Plan category includes the following plans: Franklin Electric Co., Inc. Stock Option Plan (0 shares remain available for issuance) and Franklin Electric 2009 Amended & Restated Stock Plan (537,351 shares remain available for issuance).
(2) This Plan category includes the Non-Employee Directors’ Deferred Compensation Plan, adopted in 2000 and described above under the caption Director Compensation. The information included in column (b) represents shares underlying stock units, payable on a one-for-one basis, credited to the directors’ respective stock unit accounts as of March 4, 2011. Non-employee directors may elect to receive the distribution of stock units in cash or in shares of the Company’s Common Stock.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors, which is composed solely of independent directors, is responsible, under guidelines established in the Audit Committee Charter (a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance”), for overseeing the risk management of the Company, accounting and financial reporting processes of the Company and the audits of the financial statements by reviewing:  (i) the quality and integrity of the consolidated financial statements prepared by management; (ii) the performance of the internal audit function; and (iii) the qualifications, independence and performance of the Company’s independent registered public accounting firm.

     In accordance with SEC rules the Audit Committee of the Company states that:

•
The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended January 1, 2011.

•
The Audit Committee has reviewed and discussed with Deloitte & Touche LLP, the matters required to be discussed by the Statement on Auditing Standards No. 114, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB) in AU380.

•
The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable independence rules of the PCAOB, and has discussed with Deloitte & Touche LLP the independent registered public accounting firm’s independence.

     Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 for filing with the SEC.

     This report is submitted on behalf of all of the members of the Audit Committee:

Jerome D. Brady (Chairman)
David M. Wathen
Thomas R. VerHage

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE 2011 FISCAL YEAR

The Audit Committee has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year. Although shareholder ratification is not legally required, the Audit Committee believes it advisable to submit its decision to the shareholders. If the shareholders fail to ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm, the Audit Committee will reassess its appointment. Deloitte & Touche LLP has acted as independent auditors for the Company since 1988.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and to be available to respond to questions relating to their examination of the Company's financial statements.

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required to approve the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.

Audit Fees

The aggregate fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $1,139,225 and $ 1,130,324, respectively, for the fiscal years ended January 1, 2011 and January 2, 2010.

Audit-Related Fees

The fees for professional services rendered by Deloitte for due diligence related to acquisitions were $79,173 and $21,044, respectively, for the fiscal years ended January 1, 2011 and January 2, 2010.

Tax Fees

The fees for tax services rendered by Deloitte were $30,915 and $17,901, respectively, for the fiscal years ended January 1, 2011 and January 2, 2010.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a Pre-Approval Policy for Audit, Audit-Related, and Non-Audit Services. The Audit Committee has delegated to the Audit Committee Chairman the authority to pre-approve services not prohibited by law up to a maximum of $10,000 individually or $50,000 in the aggregate, provided that the Audit Committee Chairman shall report any decisions to pre-approve services to the full Audit Committee at its next meeting. For the fiscal year ended January 1, 2011 the Company did not pay any fees for services pursuant to the exceptions to the pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2011 FISCAL YEAR.

PROPOSAL 3:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to cast an advisory vote on executive compensation as described below.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and creative team of executives who will provide leadership for the Company’s success.  The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests.  The Company believes that its executive compensation program, which emphasizes a performance-based cash incentive and long-term equity awards, satisfies this goal and is strongly aligned with the interests of its shareholders.

The Compensation Discussion and Analysis, beginning on page 14 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Management Organization and Compensation Committee in 2010 in more detail.  The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance.

The Company requests shareholder approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is not binding upon the Company.  However, the Management Organization and Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, will carefully consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4:  ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Number 3 above should occur every year, every two years or every three years.

After careful consideration, the board of directors has determined that holding an advisory vote on executive compensation every three years is the most appropriate policy for the Company at this time, and recommends that future shareholder advisory votes on executive compensation occur every three years.  The Company’s executive compensation programs are designed to promote a long-term connection between pay and performance. The Board believes that conducting a vote every three years will allow shareholders to cast their votes with a longer-term perspective on the effectiveness of the Company’s compensation of its named executive officers.  A vote every three years will also allow the Board, through the Management Organization and Compensation Committee, to consider the results of the vote and make any changes in compensation deemed appropriate, with the next vote to take place after the effect of those changes over two years has become observable to shareholders in the Summary Compensation Table and the Compensation Discussion and Analysis in the Proxy Statement furnished in connection with the vote.

The resolution with respect to this vote is as follows:

RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years or every three years.

This advisory vote on the frequency of future advisory votes on executive compensation is not binding on the board of directors, although the board will carefully consider the results in determining how frequently to conduct a vote on executive compensation.  Shareholders are not voting to approve or disapprove the board’s recommendation.  Instead, shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain.  The alternative attracting the most votes will be deemed to be the prevailing alternative.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

STOCKHOLDER PROPOSALS

November 24, 2011 is the date by which proposals of shareholders intended to be presented at the next annual meeting must be received by the Company to be considered for the inclusion in the Company's proxy statement for the 2012 Annual Meeting. Also, other proposals intended to be presented at the next Annual Meeting but not included in the Company’s proxy statement must be received by the Company no later than February 6, 2012 to be considered for presentation at that meeting. Such shareholder’s notice shall set forth (A) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

ANNUAL REPORT ON FORM 10-K

The Company will provide a copy of its Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended January 1, 2011, including the exhibits thereto, free of charge to any shareholder requesting a copy in writing. Inquiries should be directed to:  Corporate Secretary, Franklin Electric Co., Inc. 400 East Spring Street, Bluffton, Indiana 46714.  The report, which is also the Company’s Annual Report to Shareholders, may also be accessed through the investor relations menu on the Company’s website, www.franklin-electric.com.

OTHER BUSINESS

Management has no knowledge of any other matters to be presented for action by the shareholders at the 2011 Annual Meeting. The enclosed proxy gives discretionary authority to the persons designated as proxies therein to vote on any additional matters that should properly and lawfully be presented.

By order of the Board of Directors
Dated:  March 23, 2011

John J. Haines
Vice President, Chief Financial
Officer and Secretary

Franklin Electric

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

01 David T. Brown   02 David A. Roberts   03 Thomas R. VerHage

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 To ratify the appointment of Deloitte & Touche, LLP as independent registered public accounting firm for the 2011 fiscal year.	0	0	0
3 To approve, on an advisory basis, the executive compensation of our named executive officers as disclosed in the Proxy Statement.	0	0	0

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	1 year	2 years	3 years	Abstain
4 To conduct an advisory vote on the frequency of future votes on executive pay.	0	0	0	0

NOTE: To transact any other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

1.0.0.11699

	Yes	No
Please indicate if you plan to attend this meeting	0	0

0000085950_1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date   Signature (Joint Owners)   Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K/Annual Report is/are available at www.proxyvote.com .

FRANKLIN ELECTRIC CO., INC.

Annual Meeting of Shareholders

May 6, 2011

This proxy is solicited by the Board of Directors

The undersigned hereby appoints R. Scott Trumbull and John J. Haines, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Franklin Electric Co., Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 am, Eastern Time, on May 6, 2011, at 120 W. Jefferson Blvd, Fort Wayne, IN, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AND "FOR" PROPOSAL 2 AND 3, AND TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY "3 YEARS" AND IN THE DISCRETOIN OF THE PERSONS NAMED AS PROXIES WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

0.0.11699

0000589350_2

Continued and to be signed on reverse side